UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

GENERATION INCOME PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00019

Maryland	47-4427295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Jackson Street Suite 3300 Tampa, FL (Address of principal executive offices)	33602 (Zip Code)

(813)-448-1234

Registrant’s telephone number, including area code

Common Stock, $0.01 par value per share

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report pursuant to Regulation A on Form 1-K (the “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Since our common stock may be considered a “penny stock,” we may be ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors in this Annual Report under the caption “RISK FACTORS.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

In this Annual Report, references to the “Company,” “we,” “us,” “our” or similar terms refer to Generation Income Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Generation Income Properties, L.P., a Delaware limited partnership, which we refer to as our operating partnership (the “Operating Partnership”). As used in this Annual Report, an affiliate, or person affiliated with a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Item 1.  Business

We are an internally managed real estate investment company focused on acquiring and managing income-producing retail, office and industrial properties net leased to high quality tenants in major markets throughout the United States. With interest rates at historical lows, we believe our focus on owning properties leased to investment grade or creditworthy tenants provide attractive risk adjusted returns through current yields, long term appreciation and tenant renewals. As of December 31, 2020, 78.6% of our base rent was received from tenants that have an investment grade credit rating of “BBB-” or higher and 100% of our rent was paid in full.

We believe that single-tenant commercial properties, as compared with shopping centers, malls, and other traditional multi-tenant properties, offer a distinct investment advantage since single-tenant properties generally require less management and operating capital and have less recurring tenant turnover than do multi-tenant properties.

Given the stability and predictability of the cash flows, many net leased properties are held in family trusts, providing us an opportunity to acquire these properties for tax deferred units while giving the owners potential liquidity through the conversion of the units for freely tradable shares of stock.

We intend to continue to operate our existing portfolio of commercial real estate properties and acquire additional freestanding, single-tenant commercial properties.  Once we qualify for taxation as a REIT, we intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of offerings, borrowings or distributions in kind.

We were incorporated in Maryland on June 19, 2015. Our business and registered office is located at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602. We intend to operate in conformity with the requirements for qualification and taxation as a REIT under U.S. federal income tax laws.   We have not qualified as a REIT to date and will not  be able to satisfy the requirements of operating as a REIT until after we expand our shareholder base.

We and our Operating Partnership were organized to operate using an UPREIT structure. We use an UPREIT structure because a sale of property directly to another person or entity generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to the Operating Partnership in exchange for common units in the Operating Partnership and defer taxation of gain until the seller later disposes of its common units in the Operating Partnership. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

As of December 31, 2020, we owned 60.7% of the outstanding common units in the Operating Partnership and outside investors own 39.3%.

Business Objectives and Investment Strategy

We intend to acquire and manage a diversified portfolio of high quality net leased properties that generates predictable cash flows and capital appreciation over market cycles. We expect that these properties generally will be net leased to a single-tenant. Under a net lease, the tenant typically bears the responsibility for most or all property related expenses such as real estate taxes, insurance, and maintenance costs. We believe this lease structure provides us with stable cash flows over the term of the lease, and minimizes the ongoing capital expenditures. We seek to identify properties in submarkets with high barriers to entry for development and where valuation is frequently influenced by local real estate market conditions and tenant needs.

Focus on Real Estate Fundamentals: We have observed that the market for properties with bond type net leased structures, lease terms greater than ten years, and limited rent escalators upon renewal are exposed to many of the same operational and market risks as other net leased properties while providing lower returns due to competition. We believe that focusing on traditional real estate fundamentals allows us to target properties with shorter lease terms, modified net leases or vacancy and thereby may allow us to generate superior returns.

Target Markets with Attractive Characteristics: We plan to concentrate our investment activity in select target markets with the following characteristics: high quality infrastructure, diversified local economies with multiple economic drivers, strong demographics, pro-business local governments and high quality local labor pools. We believe that these markets offer a higher probability of producing long term rent growth and capital appreciation.

Target Strategic Net Leased Properties: We target properties that offer unique strategic advantages to a tenant or an industry and can therefore be acquired at attractive yields relative to the underlying risk. We look for properties that are difficult or costly to replicate due to a specific location, special zoning, unique physical attributes, below market rents or a significant tenant investment in the facility, all of which contribute to a higher probability of tenant renewals. Examples of specialized properties include our Pratt & Whitney manufacturing facility located in Huntsville, Alabama whose specialized equipment is unique to such a facility and the GSA (US Navy) occupied building in Norfolk, Virginia due to the tenant’s buildout for IT and security. We target properties if we believe they are critical to the ongoing operations of the tenant and the profitability of its business. We believe that the profitability of the operations and the difficulty in replicating or moving operations reflect the importance of the property to the tenant’s business.

Target Investments that Maximize Growth Potential: We focus on net leased investment properties where, in our view, there is the potential to invest incremental capital to accommodate a tenant’s business, extend lease terms and increase the value of a property. We believe these opportunities can generate attractive returns due to the nature of our relationship with the tenant.

Disciplined Underwriting & Risk Management

We actively manage and regularly review each of our properties for changes in the underlying business, credit of the tenant and market conditions. Before acquiring a property, we review the terms of the management contract to ensure our team is able to maximize cash flow capital appreciation through potential lease renewals and/or potential re-tenanting. Additionally, we monitor any required capital improvements that would lead to increased rental income or capital appreciation over time. We focus on active management with the tenants upon the acquisition of an asset since our experience in the single-tenant, commercial real estate industry indicates that active management and fostering tenant relationships has the potential to positively impact long-term financial outcomes, such as:

•	better communication with corporate level and unit level staff to determine ongoing company and location-specific performance, strategic goals and directives;

•	the ability to hold a tenant accountable for property maintenance during occupancy in order to reduce the probability of future deferred maintenance expenses; and

•	the ability to develop relationships with tenants as an active participant in their occupancy which can lead to better communication during times of potential negotiations.

Underwriting Process

Our extensive underwriting process evaluates key fundamental value drivers that we believe will attract long-term tenants and result in property appreciation over time. This comprehensive pre-ownership analysis led by our CEO (David Sobleman, who has over 15 years in different capacities within the net lease commercial real estate) helps us to assess location level performance, including the possible longevity of tenant occupancy throughout the primary lease term and option periods.

We assess target markets and properties using an extensive underwriting and evaluation process, including:

•	offering materials review;

•	property and tenant lease information;

•	in depth conversations with offering agent, local brokers and property management companies;

•	thorough credit underwriting of the tenant;

•	review of tenant’s historical performance in the specific market and their nationwide trend to determine potential longevity of the asset and tenant’s business model;

•	market real estate dynamics, including macroeconomic market data and market rents for potential rental rate changes after initial lease term;

•	evaluation of business trends for local real estate demand specifics and competing business locations;

•	review of asset level financial performance;

•	pre-acquisition discussions with asset manager to confirm property specific reserve amounts and potential future capital expenditures;

•	review of property’s physical condition and related systems; and

•	financial modeling to determine our preliminary baseline pricing.

Specific acquisition criteria may include, but is not limited to, the following:

•	properties with existing, long-term leases of approximately seven years or greater;

•	premier locations and facilities with multiple alternative uses;

•	sustainable rents specific to a tenants’ location that may be at or below market rents;

•	investment grade or strong credit tenant;

•	properties not subject to long-term management contracts with management companies;

•	opportunities to expand the tenants’ building and/or implement value-added operational improvements; and

•	population density and strong demand growth characteristics supported by favorable demographic indicators.

Competitive Strengths

We expect the following factors will benefit our company as we implement our business strategy:

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Focused Property Investment Strategy. We have invested and intend to invest primarily in assets that are geographically located in prime markets throughout the United States, with an emphasis on the major primary and coastal markets, where we believe there are greater barriers to entry for the development of new net lease properties.

•

Experienced Board of Directors. We believe that we have a seasoned and experienced board of directors that will help us achieve our investment objectives. In combination, our directors have approximately 110 years of experience in the real estate industry.

•

Real Estate Industry Leadership and Networking. We are led by our Chairman and President, David Sobelman. He founded the company after serving in different capacities within the net lease commercial real estate market. Mr. Sobelman has held various roles within the single-tenant, net lease commercial real estate investment market over the past 15 years, including investor, asset manager, broker, owner, analyst and advisor. Mr. Sobelman started his real estate career in 2005 as a real estate analyst and ultimately emerged into a Managing Partner of a solely-focused, triple net lease commercial real estate firm. He has procured or overseen numerous transactions that ranged from small, private investments to portfolio transactions with individual aggregate values of approximately $69 million. Additionally, Mr. Sobelman considers himself a pioneer in implementing hands-on management of net leased properties in order to potentially maintain or increase the value of any one asset. He has overseen or actively participated in single-tenant real estate management since 2010.

•

Established and Developing Relationships with Real Estate Financing Sources. We believe our existing relationships with institutional sources of debt financing could provide us with attractive and competitive debt financing options as we grow our property portfolio, and provide us the opportunity to refinance our existing indebtedness.

•

Existing Acquisition Pipeline. We believe our extensive network of long standing relationships will provide us with access to a pipeline of acquisition opportunities that will enable us to identify and capitalize on what we believe are attractive acquisition opportunities for our leasing efforts.

•	Growth-Oriented, Flexible and Conservative Capital Structure. We believe our capital structure will provide us with an advantage over many of our private and public competitors.

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Capital Structure Flexibility. We believe having a flexible capital structure provides us with the ability to quickly acquire properties that are priced advantageous to us while allowing us to manage our debt requirements and generate appropriate risk-adjusted returns. As of March 5, 2021, we had signed a term sheet with a financial institution for up to $50 million of borrowings. We expect to finalize this term sheet into a signed agreement over the next 90 days, but we can provide no assurance that we will enter into an agreement for this borrowing within this timeframe or at all.

Financing Strategies

Our long-term goal is to maintain a lower-leveraged capital structure and lower outstanding principal amount of our consolidated indebtedness. Individual assets may be more highly leveraged. Over time, we intend to reduce our debt positions through financing our long-term growth with equity issuances and some debt financing having staggered maturities. Our debt may include mortgage debt secured by our properties and unsecured debt. Over a long-term period, we intend to maintain lower levels of debt encumbering the company, its assets and/or the portfolio.

Our Current Portfolio

The following are characteristics of our seven properties as of December 31, 2020:

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Creditworthy Tenants. Approximately 78% of our portfolio’s annualized base rent as of December 31, 2020 was derived from tenants that have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of “BBB-” or better.

•

100% Occupied with Long Duration Leases. Our portfolio is 100% leased and occupied. The leases in our initial portfolio have a weighted average remaining lease term of approximately 7.0 years (based on annualized base rent as of December 31, 2020).

•

Contractual Rent Growth. Approximately 44% of the leases in our portfolio (based on annualized base rent as of December 31, 2020) provide for increases in contractual base rent during futures years of the current term. In addition, approximately 65% (based on annualized base rent as of December 31, 2020) of the leases in our initial portfolio allow for increases in base rent during the lease extension periods.

•	Average Effective Annual Rental per Square Foot. Average effective annual rental per square foot is $17.79.

The table below presents an overview of the seven properties in our portfolio as of December 31, 2020, unless otherwise indicated:

								Tenant
				S&P				Extension
		Rentable		Credit	Lease	Remaining	Options	Contractual	Annualized	Annualized	Base Rent
Property	Property	Square		Rating	Expiration	Term	(Number	Rent	Base Rent	Base Rent	as a % of
Type	Location	Feet	Tenant(s)	(1)	Date	(Years)	x Years)	Escalations	(2)	Sq. Ft.	Total
Retail	Washington, DC	3,000	7-Eleven Corporation	AA-	3/31/2026	5.3	2 x 5	Yes	$ 126,853	$ 42.28	3.8%
Retail	Tampa, FL	2,200	Starbucks	BBB+	2/29/2028	7.3	4 x 5	Yes	$ 182,500	$ 82.95	5.4%
Industrial	Huntsville,AL	59,091	Pratt & Whitney Automation, Inc.	BBB+	1/31/2029	8.2	2 x 5	Yes	$ 684,996	$ 11.59	20.3%
Retail	Cocoa, FL	15,120	Walgreen Co. (3)	BBB	12/31/2029	9.1	3 x 5	No	$ 313,480	$ 20.73	9.3%
Office	Norfolk, VA	49,902	General Services Administration of the United State of America	AA+	9/17/2028	7.8	—	No	$ 882,476	$ 17.68	26.1%
	Norfolk,VA	22,247	Maersk Line, Limited	BBB-	12/1/2021	0.9	2 x 5	Yes	$ 343,377	$ 15.43	10.2%
Office	Norfolk,VA	34,847	PRA Holdings, Inc. (4)	BB+	8/31/2027	6.8	1 x 5	Yes	$ 724,820	$ 20.80	21.4%
Retail	Tampa, FL	3,500	Sherwin Williams	BBB	7/31/2028	7.7	5 x 5	Yes	$ 120,750	$ 34.50	3.5%

Total		189,907							$ 3,379,252

__________

(1)	Tenant, or tenant parent, rated entity.

(2)	Annualized cash base rental income in place as of December 31, 2020. Our leases do not include tenant concessions or abatements.

(3)	Tenant has the right to terminate on the following dates: July 31, 2028, July 31, 2033, July 31, 2038, July 31, 2043, July 31, 2048, July 31, 2053, July 31, 2058 and July 31, 2063.

(4)	Tenant has the right to terminate the lease on August 31, 2024 subject to certain conditions.

As of December 31, 2020, we owned seven assets described in more detail below:

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On June 29, 2017, we acquired through our wholly-owned Delaware subsidiary, GIPDC 3707 14th ST, LLC, a 3,000 square foot single-tenant retail condo located at 3707-3711 14th Street, NW in Washington, D.C. (the “D.C. Property”) for approximately $2.6 million in total consideration, with 7-Eleven Corporation as a continuing tenant. The lease for the D.C. Property is a triple-net lease with an initial term of ten years, ending March 31, 2026, with two options to extend the term of the lease for two additional five-year periods. The base rent is $9,833.33 per month for the first five years of the lease, increasing to $10,817.00 per month for years six through ten of the lease term. We have granted a first priority mortgage on the D.C. property and each of the Tampa, Florida and Huntsville, Alabama properties described below, to secure a $11.3 million loan from DBR Investments Co. Limited to GIPDC 3707 14TH ST, LLLC and two of our other wholly-owned subsidiaries, GIPFL 1300 S DALE MABRY, LLC and GIPAL JV 15091 SW ALABAMA 20, LLC (the “DC/Tampa/Alabama Loan”). The DC/Tampa/Alabama Loan matures in February 2030 and the loan agreement for this loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that the properties, securing the loan, maintain a debt service coverage ratio of not less than 1.25:1.00, measured quarterly. Mr. Sobelman has personally guaranteed certain recourse obligations and liabilities with respect to the DC/Tampa/Alabama Loan.

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On April 4, 2018, we acquired through our wholly-owned Delaware subsidiary, GIPFL 1300 S. DALE MABRY, LLC, a 2,200 square foot single-tenant retail stand-alone property located at 1300 South Dale Mabry Highway in Tampa, Florida (the “Tampa Property”) for approximately $3.6 million in total consideration, with a corporate Starbucks Coffee as a continuing tenant. The lease for the Tampa Property is a triple-net lease with an initial term of ten years, ending February 29, 2028, with two options to extend the term of the lease for four additional five-year periods. The base rent for years one through five of the lease term is $15,208.33 per month, increasing to $16,729.17 per month for years six through ten of the lease term. The lease includes a right of first offer in favor of Starbucks in the event we decide to sell the Tampa Property to a third party purchaser. As described above, we have granted a first lien mortgage on the Tampa Property to secure the DC/Tampa/Alabama Loan and Mr. Sobleman has personally guaranteed certain recourse obligations and liabilities with respect to the loan. Starbucks Corporation files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

•

On December 20, 2018, we acquired a 59,000 square foot single-tenant industrial building located at 15091 Alabama Highway 20, in Huntsville, AL (the “Alabama Property”) for approximately $8.4 million in total consideration, with Pratt & Whitney Automation, Inc. as a continuing tenant. The fee owner of the Alabama Property is our subsidiary GIPAL JV 15091 SW ALABAMA 20, LLC (the “Alabama Subsidiary”). The acquisition was funded in part by a capital contribution of approximately $2.2 million to the Alabama Subsidiary by the holder of all of the outstanding Class A Preferred membership units in the Alabama Subsidiary (the “Alabama Preferred Member”). We redeemed 100% of the Alabama Preferred Member’s membership interests in the Alabama Subsidiary on December 18, 2019 for approximately $2.4 million in cash, using existing cash and the proceeds from a $1.9 million secured non-convertible promissory note issued by the Operating Partnership to the Clearlake Preferred Member which is secured by all of the personal and fixture property assets of the Operating Partnership. This note accrues interest at a 10% per annum rate, which is payable monthly to the Clearlake Preferred Member. The principal amount of the note will become due and payable on December 16, 2021. On February 12, 2020 we prepaid a portion of the outstanding principal of the $1.9 million note issued to the Clearlake Preferred Member. The remaining portion of the acquisition of the Alabama Property was funded with a $6.1 million mortgage loan, that was refinanced in February 2020 using the proceeds of the DC/Tampa/Alabama Loan. As described above, we have granted a first lien mortgage on the Alabama Property to secure the DC/Tampa/Alabama Loan and Mr. Sobleman has personally guaranteed certain recourse obligations and other liabilities with respect to the loan. The lease for the Alabama Property is a triple-net lease with an initial term of ten years, ending January 31, 2029, provided Pratt & Whitney has the option to terminate the lease effective January 31, 2024 upon not less than six months’ prior written notice. If Pratt & Whitney elects to terminate the lease on January 31, 2024, it is required to pay us a termination payment of $493,612.70, to reimburse us for the unamortized portions of the tenant improvements and real estate leasing fees previously paid by us, and a termination fee. The monthly rent under the lease is $57,083 per month. United Technologies Corporation, the parent company of Pratt and Whitney Corporation, files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

•

On September 11, 2019, we acquired an approximately 15,000-square-foot, single-tenant building located at 1106 Clearlake Road, Cocoa, Florida (the “Cocoa Property”) for total consideration of approximately $4.5 million, with Walgreen Co. as a continuing tenant (“Walgreens”). The acquisition was funded in part with debt financing of approximately $3.4 million and in part with a capital contribution of $1.2 million to our Delaware operating subsidiary, GIPFL JV 1106 Clearlake Road, LLC (the “Clearlake Subsidiary”), by the holder of all of the outstanding Class A Preferred membership units in the Clearlake Subsidiary (the “Clearlake Preferred Member”). The Clearlake Preferred Member will be paid a 10% annual preferred return on its capital contribution. The Clearlake Preferred Member’s interest in the Clearlake Subsidiary is a “Redeemable Non-Controlling Interest” because it is a non-controlling interest and is redeemable for cash or common units in the Operating Partnership at the election of the Clearlake Preferred Member after 24 months. The $3.4 million loan incurred in connection with the acquisition of the Cocoa Property is secured by a first priority mortgage on the Cocoa Property in favor of American Momentum Bank (the “Cocoa American Momentum Loan”). The loan agreement for Cocoa American Momentum Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR of not less than 1.1 to 1.0, measured annually. The loan agreement for the Cocoa American Momentum Loan also provides for a mandatory repayment in full twelve months from the date Walgreens formally notifies us that it will cease operations at the Cocoa Property. The Cocoa American Momentum Loan matures September 11, 2021, and Mr. Sobelman has personally guaranteed the repayment of up to fifty percent of the outstanding principal due under the Cocoa American Momentum Loan. The Walgreens lease term expires on July 31, 2068, provided Walgreens has the option to terminate the lease effective July 31, 2028, July 31, 2033, July 31, 2038, July 31, 2043, July 31, 2048, July 31, 2053, July 31, 2058 and July 31, 2063 upon at least six months prior written notice. The rent is fixed during the lease term and is equal to $26,123.35 per month. The lease includes a right of first refusal in favor of Walgreens in the event we receive a bona fide offer to purchase the Cocoa Property during the term of the lease. Walgreens Boots Alliance, Inc. files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

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On September 30, 2019 we acquired through our wholly-owned Delaware subsidiary, GIPVA 2510 Walmer Ave, LLC, an approximately 72,000 square foot two-tenant office building located at 2510 Walmer Avenue, Norfolk, Virginia (the “Walmer Property”) for total consideration of approximately $11.5 million, with each of the General Services Administration of the United States of America and Maersk Line, Limited (“Maersk”) as continuing tenants. The acquisition of the Walmer Property was funded by issuing 248,250 common units in the Operating Partnership, priced at $20.00 per unit, for a total value of $4,965,000, plus an additional $822,000 in cash, and the assumption of approximately $6.0 million of existing mortgage debt. The debt assumed in connection with the acquisition has been refinanced by a new loan from Bayport Credit Union in the amount of approximately $8.3 million (the “Walmer Avenue Bayport Loan”), and the refinancing resulted in approximately $1,206,000 of cash. The Walmer Avenue Bayport Loan matures on September 30, 2024 and  Mr. Sobelman has provided a guaranty of the Borrower’s nonrecourse carve out liabilities and obligations in favor of Bayport Credit Union. The loan agreement for the Walmer Avenue Bayport Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR with respect to the Walmer Avenue Property of not less than 1.25 to 1.0, measured annually on a trailing twelve month basis. In addition, the loan agreement requires that we also maintain a minimum DSCR of not less than 1.25 to 1.0 with respect to our Corporate Boulevard Property described below, and a minimum DSCR across our entire portfolio of properties of not less than 1.0 to 1.0, in each case measured annually on a trailing twelve month basis. The lease with the United States of America at the Walmer Property (the “GSA Lease”) has a term ending September 17, 2028 following the exercise of an option to extend the term of the lease for one five-year period. The annual rent payable under the GSA Lease is $882,476.30, payable monthly in arrears at the rate of $73,539.69 per month, subject to annual adjustment for increases and decreases in real estate taxes and operating costs associated with the Walmer Property. The lease with Maersk at the Walmer Property (the “Maersk Lease”) has an initial term of five years, commencing December 19, 2016 and ending December 1, 2021, with two options to extend the term of the lease for two additional five-year periods upon not less than six months written notice. The current base rent of the Maersk Lease is $29,052.30 per month, with the base rent increasing 3% on each anniversary of the commencement date during the term. The Maersk Lease includes a right of first refusal in favor of Maersk to lease space in the Walmer Property that is contiguous to the Maersk leased space as such space becomes available to third parties. The Maersk Lease also contains an expansion option in favor of Maersk to expand their leased premises into any available contiguous space at the Walmer Property.

•

On September 30, 2019 we acquired through our wholly-owned Delaware subsidiary, GIPVA 130 Corporate Blvd, LLC, an approximately 35,000 square foot single-tenant office building located at 130 Corporate Boulevard, Norfolk, Virginia (the “Corporate Boulevard Property”), for total consideration of approximately $7.1 million, with PRA Holdings, Inc. as a continuing tenant. The acquisition was funded with the issuance of 101,663 common units in the Operating Partnership, priced at $20.00 per unit, for a total value of $2,033,250 plus an additional $100,000 in cash, and the assumption of approximately $5.2 million of mortgage debt with Bayport Credit Union (the “Corporate Boulevard Bayport Loan”). The Corporate Boulevard Bayport Loan matures on October 23, 2024 and Mr. Sobelman has provided a guaranty of the Borrower’s nonrecourse carve out liabilities and obligations in favor of Bayport Credit Union. The loan agreement for the Corporate Boulevard Bayport Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR with respect to the Corporate Boulevard Property of not less than 1.25 to 1.0, measured annually on a trailing twelve month basis. In addition, the loan agreement requires that we also maintain a minimum DSCR of not less than 1.25 to 1.0 with respect to our Walmer Avenue Property, and a minimum DSCR across our entire portfolio of properties of not less than 1.0 to 1.0, in each case measured annually on a trailing twelve month basis. The lease with PRA Holdings expires on August 31, 2027, with one option to extend the term of the lease for one additional five year period. PRA Holdings has a one-time option to terminate the lease effective August 31, 2024 upon not less than 12 months prior notice and payment of a $236,372.77 termination fee. The current monthly rent is $59,212.99, increasing 3% per annum each September if the Consumer Price Index is greater than 3% in any year, or increasing annually at 1.5% per annum if the Consumer Price Index is less than 3% in any year. The lease includes a right of first refusal in favor of PRA Holdings to lease contiguous vacant available space in the Corporate Boulevard Property.

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On November 30, 2020 we acquired through our wholly-owned Delaware subsidiary, GIPFL 508 S Howard Ave, LLC, an approximately  3,500 square foot single-tenant retail building located at 508 S Howard Ave, Tampa, Florida (the “Sherwin Williams Property”), for total consideration of approximately $1.8 million, with Sherwin-Williams, Inc. as a continuing tenant. The acquisition was funded with the issuance of 24,309 common units in the Operating Partnership, priced at $20.00 per unit, for a total value of $486,180 plus an additional $1,000 in cash, and the assumption of approximately $1.3 million of mortgage debt with Valley Bank (the “Sherwin-Williams Loan”). The Sherwin-Williams Loan matures on August 10, 2028 and Mr. Sobelman has provided a guaranty of the Borrower’s recourse carve out liabilities and obligations in favor of Valley Bank. The loan agreement for the Sherwin-Williams Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR with respect to the Sherwin-Williams Property of not less than 1.20 to 1.0, measured annually on a trailing twelve month basis. The lease with Sherwin-Williams expires on July 31, 2028, with five options to extend the term of the lease for one additional five year period with 10% increase in the base rent upon each extension. The current monthly rent is $10,062.  The lease includes a right of first refusal in favor of Sherwin-Williams in the event we receive a bona fide offer to purchase the Cocoa Property during the term of the lease. Sherwin-Williams, Inc. files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

Subsequent to December 31, 2020, we acquired the following:

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On August 24, 2018, we entered into a Purchase and Sale Agreement with Maritime Woods Development, LLC for the purchase of an approximately 5,800-square-foot free-standing condominium unit located at 7100 Maritime Woods Drive, Manteo, North Carolina, solely occupied by the United States of America, for a total consideration of approximately $1.7 million. The single-tenant property is in a coastal area of North Carolina. During our due diligence with respect to the North Carolina Property, we discovered certain deficiencies with respect to the condominium documents relating to the North Carolina Property and the parties entered into an amendment to the Purchase and Sale Agreement on November 21, 2018 extending our inspection period with respect to the North Carolina Property to within forty-five days of our acceptance and satisfaction of the corrective actions taken by the seller with respect to the deficiencies. We completed the acquisition of the condominium unit on February 4, 2021 with approximately $1.3 million of debt and approximately $500,000 of preferred equity provided from a Joint Venture Partner.

COVID-19 Update

To date our business has not been significantly impacted by the COVID-19 pandemic. While several of our national tenants have publicly reported financial challenges they have suffered because of the COVID-19 pandemic, none of our tenants have requested rent abatements or reductions from us. One of our national tenants informed all of its landlords in May about the financial challenges it was suffering and referenced concessions to lease terms and base rent it would request. However, to date that tenant has not requested any concessions from us. While obtaining financing during the COVID-19 pandemic has been challenging, we are beginning to see more lenders enter into new financings for projects like ours. The impact of the COVID-19 pandemic on our business is still uncertain and will be largely dependent on future developments. Please see “Risk Factors” herein for further information.

Potential Acquisition Pipeline

We have a network of long-standing relationships with real estate developers, individual and institutional real estate owners, national and regional lenders, brokers, tenants and other market participants. We believe this network will provide us with market intelligence and access to a potential pipeline of attractive acquisition opportunities.

We are continually engaging in internal research as well as informal discussions with various parties regarding our potential interest in these types of potential acquisitions. As of December 31, 2020, we have not specifically targeted, and are not a party to any agreement to purchase. There is no assurance that any currently available properties will remain available, or that that we will pursue or complete any of these potential acquisitions, at prices acceptable to us or at all.

Property and Asset Management Agreements

We had previously engaged 3 Properties, a business managed by our President, to provide asset management services for our properties. These agreements were terminated effective August 31, 2020. We now manage these properties in-house. Except for the two properties in Norfolk described below, we now manage our properties in-house.

We have engaged Colliers International Asset Services to provide property management services to our two properties in Norfolk, Virginia. The agreements provide for us to pay Colliers International Asset Services a management fee equal to 2.5% of the gross collected rent of each of the two properties (inclusive of tenant expense reimbursements) as well as a construction supervision fee for any approved construction. The agreements are for  a term of one year and automatically renew on a month-to-month basis thereafter.

Future Rental Payment

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years and thereafter as of December 31, 2020:

Future Minimum Base Rent Payments
2021	$3,379,000
2022	3,049,000
2023	3,067,000
2024	3,064,000
2025	3,076,000
Thereafter	7,823,000
$23,458,000

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(1)	Rental income estimates adjusted to contemplate rent increases. A lease that has a term of 50 years is assumed to terminate after 10 years.

Employees

As of March 1, 2021, we had one part-time employee and three full time employees, including David Sobelman, who serves our Chief Executive Officer, President and Secretary, and Richard Russell who serves as our Chief Financial Officer and Treasurer on a part-time basis. We plan to use consultants, attorneys, and accountants, as necessary.

Operation through Our Operating Partnership

We are the sole general partner of Generation Income Properties, L.P., our Operating Partnership, which is the subsidiary through which we conduct substantially all of our operations. Through its own subsidiaries, the Operating Partnership owns all of our properties, as shown below.  We are the sole general partner of Generation Income Properties, L.P., which is the subsidiary through which we conduct substantially all of our operations. As of March 1, 2021, we own 60.7% of the outstanding common units in the Operating Partnership and outside investors own 39.3%.  The following chart shows the structure of our company as of December 31, 2020:

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(1)	Brown Family Enterprises, LLC, the Clearlake Preferred Member, owns a redeemable limited partnership interest in GIPFL JV 1106 Clearlake Road, LLC.

Market Opportunity

According to Real Capital Analytics and Colliers International U.S. Research Report “Single Tenant Net Lease Retail H2 2018” report, the dollar volume of single-tenant net lease (STNL) retail property transactions fell 10.6% in 2018 versus 2017, while the number of transactions declined 2.6% year over year. After peaking in 2015, the transaction volume has declined to below 2013 levels indicating additional opportunities will begin to arise in coming years. This decrease followed a dramatic increase in transaction volume from 2009 through 2014, during which period attractive financing was widely available and industry fundamentals were generally favorable.

We believe that a number of factors, including debt defaults, maturity defaults and lack of available financing and under-capitalized owners will increase pressure on certain net lease owners to sell properties at prices that we believe are attractive and that transaction volumes will continue to decrease over the next several years.

Our Opportunity

We intend to continue to raise money through securities offerings to continue to grow. We currently own eight properties which were acquired with debt, joint venture equity and using proceeds from a prior offering. We intend to acquire additional properties when we raise sufficient funds and identify suitable properties.

Competition

The net lease industry is highly competitive. We compete to acquire properties with other investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, many of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage. This competition increases the demand for the types of properties in which we wish to invest and, therefore, reduces the number of suitable acquisition opportunities available to us and increases the prices paid for such acquisition. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

As a landlord, we will compete for tenants in the multi-billion dollar commercial real estate market with numerous developers and owners of properties, many of which own properties similar to ours in the same markets in which our properties are located. Many of our competitors will have greater economies of scale, have access to more resources and have greater name recognition than we do. If our competitors offer space at rental rates below current market rates or below the rental rates we charge our tenants, we may lose our tenants or prospective tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when our leases expire.

Environmental Matters

To control costs, we intend to limit our investments to properties that are environmentally compliant or that do not require extensive remediation upon acquisition. To do this, we intend to conduct assessments of properties before we decide to acquire them. These assessments, however, may not reveal all environmental hazards. In certain instances we will rely upon the experience of our management and we expect that in most cases we will request, but will not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.

Additionally, we seek to ensure that many of our leases will contain clauses that require a tenant to reimburse and indemnify us for any environmental contamination occurring at the property. We do not intend to purchase any properties that have known environmental deficiencies that cannot be remediated.

Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, cleanup and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws typically impose cleanup responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, cleanup and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. In addition, under the environmental laws, courts and government agencies have the authority to require that a person or company who sent waste to a waste disposal facility, such as a landfill or an incinerator, must pay for the cleanup of that facility if it becomes contaminated and threatens human health or the environment. Any of these cleanup costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while occupying a net lease may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a net lease property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. Prior to any acquisition of property, we will seek to obtain environmental site assessments to identify any environmental concerns at the property. However, these environmental site assessments may not reveal all environmental costs that might have a harmed our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

As a result, we may become subject to material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our net lease properties will not be affected by the condition of the properties in the vicinity of our net lease properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Insurance

We require our tenants to maintain liability and property insurance coverage for the properties they lease from us pursuant to net leases. Pursuant to the leases, our tenants may be required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. All tenants are required to maintain casualty coverage. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenants with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to any of our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for any indebtedness, even if these properties are irreparably damaged. In addition to being a named insured on our tenants’ liability policies, we intend to separately maintain commercial general liability coverage with an aggregate limit of $2,000,000. We also intend to maintain full property coverage on all untenanted properties and any other property coverage required by any of our lenders that is not required to be carried by our tenants under our leases.

Jumpstart our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things, exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1.07 billion of total annual gross revenues during its last completed fiscal year. We currently qualify as an emerging growth company, but will no longer qualify after the earliest of:

•	the last day of the fiscal year during which we have annual total gross revenues of $1.07 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

•	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

•	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

As an emerging growth company, we are eligible to include audited financial statements required for only two fiscal years and limited executive compensation information.

Pursuant to the relief for emerging growth companies under the JOBS Act, our independent registered public accounting firm is not required to file an attestation report on our internal controls over financial reporting and is exempt from the mandatory auditor rotation rules.

In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard. The decision by companies to “opt out” of the extended transition period for complying with new or revised accounting standards is irrevocable. We are not electing to opt out of the JOBS Act extended accounting transition period. We intend to take advantage of the extended transition period provided under the JOBS Act for complying with new or revised accounting standards.

To the extent we take advantage of the reduced disclosure requirements afforded by the JOBS Act, investors may be less likely to invest in us or may view our shares as a riskier investment than a similarly situated company that does not take advantage of these provisions.

RISK FACTORS

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this filing, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to Our Business and Properties

The recent coronavirus outbreak could have an adverse effect on our business.

Concerns are rapidly growing about the global outbreak of a novel strain of coronavirus (COVID-19). The virus has spread rapidly across the globe, including the U.S. The pandemic is having an unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis, which has created significant uncertainties. These uncertainties include, but are not limited to, the potential adverse effect of the pandemic on the economy, our tenants, customer sentiment in general and general store traffic. As the pandemic continues to grow, consumer fear about becoming ill with the virus and recommendations and/or mandates from federal, state and local authorities to avoid large gatherings of people or self-quarantine may continue. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak within the U.S., the impact on capital and financial markets and the related impact on consumer confidence and spending, all of which are highly uncertain and cannot be predicted. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

We have not generated any profit to date and have incurred losses since inception.

We generated $3.5 million and $1.7 million in rental revenues during the year ended December 31, 2020 and 2019, respectively and we have cumulative net losses of approximately $4.2 million from inception to December 31, 2020. We may never become profitable and you may lose your entire investment. As of December 31, 2020, we had total cash (unrestricted and restricted) of approximately $1.1 million, properties with a cost basis of $40.8 million and outstanding debt of approximately $29.5 million.

We have limited operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in June 2015 for the purpose of acquiring and investing in freestanding, single-tenant commercial properties net leased to investment grade tenants. To date we have acquired eight assets. We commenced operations as soon as we were able to raise sufficient funds to acquire our first suitable property. However, our ability to make or sustain distributions to our stockholders will depend on many factors, including our ability to identify attractive acquisition opportunities that satisfy our investment strategy, our success in consummating acquisitions on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms, and conditions in the financial markets, the real estate market and the economy. We will face competition in acquiring attractive net lease properties. The value of the net lease properties that we acquire may decline substantially after we purchase them. We may not be able to successfully operate our business or implement our operating policies and investment strategy successfully. Furthermore, we may not be able to generate sufficient operating cash flow to pay our operating expenses and make distributions to our stockholders.

As an early stage company, we are subject to the risks of any early stage business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage our anticipated growth, any of which could have a harmful effect on our business and our operating results.

We currently own eight leased properties.

We currently own eight properties to lease to tenants. We need to raise funds to acquire additional properties to lease in order to grow and generate additional revenue. Because we only own eight properties, the loss of any one tenant (or financial difficulties experienced by one of our tenants) could have a material adverse impact on our business and operations.

Many of our future properties will likely depend upon a single-tenant for all or a majority of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single-tenant.

We expect that many of our properties will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

We may change our investment objectives without seeking stockholder approval.

We may change our investment objectives without stockholder notice or consent. Although our Board has fiduciary duties to our stockholders and intends only to change our investment objectives when our Board determines that a change is in the best interests of our stockholders, a change in our investment objectives could reduce our payment of cash distributions to our stockholders or cause a decline in the value of our investments.

We may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us to identify suitable investment opportunities compatible with our investment criteria. We may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including non-traded REITs, publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

If we cannot obtain additional capital, our ability to make acquisitions and lease properties will be limited. We are subject to risks associated with debt and capital stock issuances, and such issuances may have adverse consequences to holders of shares of our common stock.

Our ability to make acquisitions and lease properties will depend, in large part, upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, we could dilute the interests of holders of shares of our common stock. Our Board may authorize the issuance of classes or series of preferred stock which may have rights that could dilute, or otherwise adversely affect, the interest of holders of shares our common stock.

Further, we expect to incur additional indebtedness in the future, which may include a new corporate credit facility. Such indebtedness could also have other important consequences to our creditors and holders of our common and preferred stock, including subjecting us to covenants restricting our operating flexibility, increasing our vulnerability to general adverse economic and industry conditions, limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, requiring the use of a portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

We may never reach sufficient size to achieve diversity in our portfolio.

We are presently a comparatively small company with a modest number of properties, resulting in a portfolio that lacks geographic and tenant diversity. While we intend to endeavor to grow and diversify our portfolio through additional property acquisitions, we may never reach a significant size to achieve true portfolio diversity. In addition, because we intend to focus on single-tenant properties, we may never have a diverse group of tenants renting our properties, which will hinder our ability to achieve overall diversity in our portfolio.

The market for real estate investments is highly competitive.

Identifying attractive real estate investment opportunities, particularly in the value-added real estate arena, is difficult and involves a high degree of uncertainty. Furthermore, the historical performance of a particular property or market is not a guarantee or prediction of the property’s or market’s future performance. There can be no assurance that we will be able to locate suitable acquisition opportunities, achieve our investment goal and objectives, or fully deploy for investment the net proceeds of any offerings.

Because of the recent growth in demand for real estate investments, there may be increased competition among investors to invest in the same asset classes as our company. This competition may lead to an increase in the investment prices or otherwise less favorable investment terms. If this situation occurs with a particular investment, our return on that investment is likely to be less than the return it could have achieved if it had invested at a time of less investor competition for the investment.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions in the application of these policies could result in changes to our reporting of financial condition and results of operations.

Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. Often these estimates require the use of market data values that may be difficult to assess, as well as estimates of future performance or receivables collectability that may be difficult to accurately predict. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material changes to our financial condition and results of operations.

We utilize, and intend to continue to utilize, leverage, which may limit our financial flexibility in the future.

As of December 31, 2020, we had a secured non-convertible promissory note to the Clearlake Preferred Member for $1.1 million that is due on December 16,  2021 and bears an interest rate of 10%. The loan is repayable without penalty at any time. The loan is secured by all of the personal and fixture property assets of the Operating Partnership.

As of December 31, 2020, we had one promissory note secured by our Cocoa Beach property for approximately $3.4 million requiring annual Debt Service Coverage Ratios (also known as “DSCR”) of 1.10:1.0, one promissory note secured by our Tampa Sherwin-Williams property for approximately $1.3 million requiring annual DSCR of 1.20:1.0, two promissory notes secured by our two Norfolk, Virginia properties totaling approximately $13.1 million requiring annual DSCR of 1.25:1.0 and one promissory note secured by our Washington, D.C., Alabama and Tampa, Florida properties for $11.3 million requiring quarterly DSCR of 1.25:1.0. The remaining promissory note totaling $1.1 million does not have a DSCR.

We make acquisitions and operate our business in part through the utilization of leverage pursuant to loan agreements with various financial institutions. These loan agreements contain standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, in addition to the DSCR covenants described above. These covenants, as well as any future covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through a risk and control framework encompassing a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. Thus, we may, in the course of our activities, incur losses due to these risks.

You will not have the opportunity to evaluate our investments before we make them.

Because we have not identified all of the specific assets that we will acquire, we are not able to provide you with information that you may want to evaluate before deciding to invest in our shares. Our investment policies and strategies are very broad and permit us to invest in any type of commercial real estate, including developed and undeveloped properties, entities owning these assets or other real estate assets regardless of geographic location or property type. Our President and Chairman of the board has absolute discretion in implementing these policies and strategies, subject to the restrictions on investment objectives and policies set forth in our articles of incorporation. Because you cannot evaluate our investments in advance of purchasing shares of our common stock, our common stock may entail more risk than other types of investments. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

We rely on information technology networks and systems in conducting our business, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and maintenance of records, which may include confidential information of tenants, lease data and information regarding our stockholders. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential information. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches or cyber-attacks, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. In addition, any breach in the data security measures employed by any third-party vendors upon which we may rely, could also result in the improper disclosure of personally identifiable information. Any failure to maintain proper function, security and availability of information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could materially and adversely affect us.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, we have elected to use the extended transition period for complying with new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates for such new or revised accounting standards. Further, we cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

We have experienced losses in the past, and we cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

From inception of our company through December 31, 2020, we had a cumulative net loss of approximately $4.2 million. Our losses can be attributed, in part, to the initial start-up costs and high corporate general and administrative expenses relative to the size of our portfolio. In addition, acquisition costs and depreciation and amortization expenses substantially reduced our income. As we continue to acquire properties, we anticipate high expenses to continue before we are able to achieve positive net income from our properties. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We have paid and may continue to pay distributions from offering proceeds to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to you will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from equity offerings. There is no limit on the amount of offering proceeds we may use to pay distributions. To date, we have funded and expect to continue to fund distributions from the net proceeds of our offerings. We may also fund distributions with borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. While we intend to pay distributions from cash flow from operations, our distributions paid to date were all funded by proceeds from our initial offering. To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

The limits on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that could otherwise benefit our stockholders.

Our charter, with certain exceptions, authorizes our Board to take such actions as are necessary and desirable to preserve our future qualification as a REIT. Unless exempted by our Board, no person may own more than 9.8% in value of our outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. A person that did not acquire more than 9.8% of our shares may become subject to our charter restrictions if redemptions by other stockholders cause such person’s holdings to exceed 9.8% of our outstanding shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Our charter permits our Board to issue stock with terms that may subordinate the rights of the holders of our common stock or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our Board may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock without stockholder approval. Thus, our Board could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock.

Our charter includes a provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Exchange Act. The offeror must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with these requirements, no person may transfer any shares held by such person to the offeror without first offering the shares to us at the lowest of (1) the latest offering price of our common stock; (2) the fair market value of one share of our common stock as determined by an independent valuation; and (3) the lowest tender offer price offered in such tender offer. In addition, the noncomplying offeror person shall be responsible for all of our company’s expenses in connection with that offeror’s noncompliance. This provision of our charter may discourage a person from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Maryland law and our organizational documents limit our rights and the rights of our stockholders to recover claims against our directors and officers, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, Maryland law and our charter provide that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment as material to the cause of action. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Further, we expect to enter into separate indemnification agreements with each of our officers and directors. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by these persons in some cases.

Certain provisions of Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide stockholders with the opportunity to realize a premium.

Certain provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with: (1) any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, which we refer to as an “interested stockholder;” (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock, which we also refer to as an “interested stockholder;” or (3) an affiliate of an interested stockholder. These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by our Board and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting stock, and two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ best interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our Board prior to the time that someone becomes an interested stockholder. Pursuant to the business combination statute, our Board has exempted any business combination involving us and any person, provided that such business combination is first approved by a majority of our Board.

Our structure may result in potential conflicts of interest with limited partners in our Operating Partnership whose interests may not be aligned with those of our stockholders.

Our directors and officers have duties to our corporation and our stockholders under Maryland law and our charter in connection with their management of the corporation. At the same time, we, as general partner, will have fiduciary duties under Delaware law to our Operating Partnership and to the limited partners in connection with the management of our Operating Partnership. Our duties as general partner of our Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our corporation and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our Operating Partnership provides that, for so long as we own a controlling interest in our Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we will not be liable or accountable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived if we acted in good faith. In addition, our Operating Partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

General Risks Related to Investments in Real Estate

The third party valuations of real estate investments we seek to purchase often times includes the value of a commercial lease and the loss of such a lease could result in the value of the real property declining.

Many of the properties that we seek to acquire include a commercial lease arrangement on the property and the corresponding purchase price for such property includes an assumption that such lease will continue. If we purchase a property with a commercial lease arrangement that terminates, the value of the investment may decline and we may be unable to sell the property for what we paid.

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	adverse changes in national and local economic and market conditions, including the credit markets;

•	adverse impacts of the coronavirus on our tenants or the economy in general;

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changes in governmental laws and regulations, including with respect to taxes, real estate, and the environment, fiscal policies and zoning ordinances and the related costs of compliance with those laws and regulations, fiscal policies and ordinances;

•	takings by condemnation or eminent domain;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

•	the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	the ability to collect all rent from tenants on a timely basis;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of re-leasing space;

•	changes in interest rates and in the availability, cost and terms of mortgage funding;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	acts of God, including earthquakes, hurricanes, floods, health pandemics and other natural disasters, which may result in uninsured losses;

•	cost of compliance with the Americans with Disabilities Act;

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	the impact of permanent mortgage funds, which may render the sale of a property difficult or unattractive; and

•	periods of high interest rates and tight money supply.

If any of these or similar events occur, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Your investment return may be reduced if we are required to register as an investment company under the U.S. Investment Company Act of 1940 (and similar legislation in other jurisdictions); if we or our subsidiaries become an unregistered investment company, we could not continue our business.

Neither we nor any of our subsidiaries intend to register as investment companies under the U.S. Investment Company Act of 1940, as amended, and the rules thereunder (and similar legislation in other jurisdictions) (the “Investment Company Act”). If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

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is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company. With respect to the 40% test, the entities through which we and our Operating Partnership intend to own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forgo opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.

If a major tenant declares bankruptcy, we may be unable to collect balances due under its leases, which would have a harmful effect on our financial condition and ability to pay distributions to you.

Our success will depend on the financial ability of our tenants to remain current with their leases with us. We may experience concentration in one or more tenants if the future leases we have with those tenants represent a significant percentage of our operations. Currently, we have four tenants that each account for more than 10% of our rental revenue (Pratt and Whitney Corporation with respect to the Huntsville, AL property; the General Services Administration and Maersk Shipping with respect to the two-tenant office building in Norfolk, VA and PRA Holding with respect to the single-tenant building in Norfolk, VA). Any of our current or future tenants, or any guarantor of one of our current or future tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If we assume a lease, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

The bankruptcy of a current or future tenant or lease guarantor could delay our efforts to collect past due balances under the relevant lease, and could ultimately preclude full collection of these sums. Such an event also could cause a decrease or cessation of current rental payments, reducing our operating cash flows and the amount available for distributions to you. In the event a current or future tenant or lease guarantor declares bankruptcy, the tenant or its director may not assume our lease or its guaranty. If a given lease or guaranty is not assumed, our operating cash flows and the amounts available for distributions to you may be adversely affected. The bankruptcy of a major tenant would have a harmful effect on our ability to pay distributions to you.

A high concentration of our properties in a particular geographic area, or with tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We plan to focus our acquisition efforts on major primary and coastal markets. We currently own eight properties, which are located in Virginia (2 properties), Florida (2 properties), Alabama (1 property), North Carolina (1 property) and Washington, D.C. (1 property). In the event that we have a concentration of properties in any particular geographic area, any adverse situation that is proportionately affects that geographic area, such as a local economic downturn or a severe natural disaster, would have a magnified adverse effect on our portfolio. Similarly, if tenants of our properties become concentrated in a certain industry or industries or in any particular tenant, any adverse effect to that industry or tenant generally would have a disproportionately adverse effect on our portfolio.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture (which is generally classified as Redeemable Non-Controlling Interest or Non-Redeemable Non-Controlling Interest in our Operating Partnership), either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Thus, the purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.

Our real estate investments may include special use single-tenant properties that may be difficult to sell or re-lease upon lease terminations.

We have invested and intend to invest primarily in single-tenant, income-producing commercial retail, office and industrial properties, a number of which may include special use single-tenant properties. If the leases on these properties are terminated or not renewed, we may have difficulty re-leasing or selling these properties to new tenants due to the lack of efficient alternate uses for such properties. Therefore, we may be required to expend substantial funds to renovate and/or adapt any such property for a revenue-generating alternate use or make rent concessions in order to lease the property to another tenant or sell the property. These and other limitations may adversely affect the cash flows from, lead to a decline in value of or eliminate the return on investment of, these special use single-tenant properties.

We may be unable to secure funds for future tenant improvements, build outs or capital needs, which could adversely impact our ability to pay cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements, tenant refurbishments or tenant-specific build outs to the vacated space. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. We will use substantially all of the net proceeds of any equity offering to buy real estate and pay various fees and expenses. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates, supply and demand, and other factors that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property, and could adversely impact our ability to pay distributions to you.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

Some of our leases may not contain rental increases over time, or the rental increases may be less than the fair market rate at a future point in time. In such event, the value of the leased property to a potential purchaser may not increase over time, which may restrict our ability to sell that property, or if we are able to sell that property, may result in a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. While we expect that many of our properties will be leased on a net-lease basis or will require the tenants to pay all or a portion of such expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we may have to pay those costs. If we are unable to lease properties on a net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

Adverse economic conditions may negatively affect our returns and profitability.

Our operating results may be affected by the following market and economic challenges, which may result from a continued or exacerbated general economic slowdown experienced by the nation as a whole or by the local economics where our properties are located:

•	poor economic conditions may result in tenant defaults under leases;

•	re-leasing may require concessions or reduced rental rates under the new leases; and

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increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

The length and severity of any economic downturn cannot be predicted. Currently, the economic climate is uncertain in light of the coronavirus. Our operations could be negatively affected in the event of a prolonged economic downturn.

Increased vacancy rates could have an adverse impact on our ability to make distributions and the value of an investment in our shares.

If we experience vacancy rates that are higher than historical vacancy rates, we may have to offer lower rental rates and greater tenant improvements or concessions than expected. Increased vacancies may have a greater impact on us, as compared to real estate investment programs with other investment strategies, as our investment approach relies on long-term leases in order to provide a relatively stable stream of income for our business. As a result, increased vacancy rates could have the following negative effects on us:

•	the values of our potential investments in commercial properties could decrease below the amount paid for such investments;

•	revenues from such properties could decrease due to low or no rental income during vacant periods, lower future rental rates and/or increased tenant improvement expenses or concessions; and/or

•	revenues from such properties that secure loans could decrease, making it more difficult for us to meet our payment obligations.

All of these factors could impair our ability to make distributions and decrease the value of an investment in our shares.

Global market and economic conditions, including health pandemics, may materially and adversely affect us and our tenants.

If the U.S. economy were to continue to experience adverse economic conditions as a result of the coronavirus or otherwise, such as high unemployment levels, interest rates, tax rates and fuel and energy costs, may have an impact on the results of operations and financial conditions of our tenants. During periods of economic slowdown, rising interest rates and declining demand for real estate may result in a general decline in rents or an increased incidence of lease defaults. Volatility in the United States and global markets can make it difficult to determine the breadth and duration of the impact of future economic and financial market crises and the ways in which our tenants and our business may be affected. A lack of demand for rental space could adversely affect our ability to gain new tenants, which may affect our growth and profitability. Accordingly, the adverse economic conditions could materially and adversely affect us.

We may be adversely affected by unfavorable economic changes in the specific geographic areas where our investments are concentrated.

Adverse conditions (including business layoffs or downsizing, the impact of disruptions in global trade agreements or the imposition of tariffs, industry slowdowns, changing demographics and other factors) in the areas where our investments are located and/or concentrated, and local real estate conditions (such as oversupply of, or reduced demand for, office, industrial, retail or multifamily properties) may have an adverse effect on the value of our investments. A material decline in the demand or the ability of tenants to pay rent for office, industrial or retail space in these geographic areas may result in a material decline in our cash available for distribution to our stockholders.

We may recognize substantial impairment charges on our properties.

We may in the future incur substantial impairment charges, which we are required to recognize whenever we sell a property for less than its carrying value or we determine that the carrying amount of the property is not recoverable and exceeds its fair value (or, for direct financing leases, that the unguaranteed residual value of the underlying property has declined). By their nature, the timing or extent of impairment charges are not predictable. We may incur non-cash impairment charges in the future, which may reduce our net income.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

Generally, each of our tenants will be responsible for insuring its goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts that we determine are sufficient to cover reasonably foreseeable losses. Tenants of single-tenant properties leased on a net-lease basis typically are required to pay all insurance costs associated with those properties. Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Real estate related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. Generally, from time to time, our property taxes may increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

We could be exposed to environmental liabilities with respect to investments to which we take title.

In the course of our business, and taking title to properties, we could be subject to environmental liabilities with respect to such properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Properties may contain toxic and hazardous materials.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials are found within a property that are in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the investment and may apply to hazardous materials present within the property before we acquired such property. If losses arise from hazardous substance contamination which cannot be recovered from a responsible party, the financial viability of that property may be substantially affected. It is possible that we will acquire an investment with known or unknown environmental problems which may adversely affect us.

Properties may contain mold.

Mold contamination has been linked to a number of health problems, resulting in recent litigation by tenants seeking various remedies, including damages and ability to terminate their leases. Originally occurring in residential property, mold claims have recently begun to appear in commercial properties as well. Several insurance companies have reported a substantial increase in mold-related claims, causing a growing concern that real estate owners might be subject to increasing lawsuits regarding mold contamination. No assurance can be given that a mold condition will not exist at one or more of our properties, with the risk of substantial damages, legal fees and possibly loss of tenants. It is unclear whether such mold claims would be covered by the customary insurance policies we obtain.

Liability relating to environmental matters may impact the value of the properties that we may acquire or underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of a property.

There may be environmental problems associated with our properties which we were unaware of at the time of acquisition. The presence of hazardous substances may adversely affect our ability to sell real estate, including the affected property, or borrow using real estate as collateral. The presence of hazardous substances, if any, on our properties may cause us to incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless would be subject to strict liability by virtue of our ownership interest for environmental liabilities created by such tenants, and we cannot assure you that any of our tenants we might have would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Discovery of previously undetected environmentally hazardous conditions, including mold or asbestos, may lead to liability for adverse health effects and costs of remediating the problem could adversely affect our operating results.

Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims related to any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our security holders.

We own one of our properties through a joint venture (which is generally classified as Redeemable Non-Controlling Interest or Non-Redeemable Non-Controlling Interest in our Operating Partnership), which may lead to disagreements with our joint venture partner and adversely affect our interest in the joint venture.

We currently own one property through a joint venture and we may enter into additional joint ventures in the future. Our joint venture partner, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture.

In addition, investments made in partnerships or other co-ownership arrangements involve risks not otherwise present in investments we make, including the following risks:

•	that our co-venturer or partner in an investment could become insolvent or bankrupt;

•	that our co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals

•	that the co-venturer or partner could take actions that decrease the value of an investment to us; or

•	that the co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Any of the risks above might subject us to liabilities and thus reduce our returns on our investment with that co-venturer or partner.

We may invest in real estate-related investments, including joint ventures and co-investment arrangements.

We expect to primarily invest in properties as sole owner. However, we may, in our management’s sole discretion subject to our investment guidelines and available capital, invest as a joint venture partner or co-investor in an investment. In such event, we generally anticipate owning a controlling interest in the joint venture or co-investment vehicle. However, our joint venture partner or co-investor may have a consent or similar right with respect to certain major decisions with respect to an investment, including a refinancing, sale or other disposition. Additionally, we may rely on our joint venture partner or co-investor to act as the property manager or developer, and, thus, our returns will be subject to the performance of our joint venture partner or co-investor. While our management does not intend for these types of investments to be a primary focus of our company, our management may make such investments in its sole discretion.

CC&Rs may restrict our ability to operate a property.

Some of our properties are contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions (“CC&Rs”) restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We may acquire and develop properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

We may invest in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. Although we intend to limit any investment in unimproved property to property we intend to develop, your investment nevertheless is subject to the risks associated with investments in unimproved real property.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger competitors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore possibly increased prices paid for them. If we pay higher prices for properties and other investments, our profitability may be reduced and you may experience a lower return on your investment.

Our properties may face competition that could reduce the amount of rent paid to us, which would reduce the cash available for distributions and the amount of distributions.

We expect that our properties will typically be located in developed areas. Therefore, there are and will be numerous other properties within the market area of each of our properties that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.  This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, several conditions, such as our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties, may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Inflation and changes in interest rates may materially and adversely affect us and our tenants.

A rise in inflation may result in a rate of inflation greater than the increases in rent that we anticipate may be provided by many of our leases. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us.

In addition, to the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of a tenant under its lease, the expiration of a tenant lease or early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to be distributed to you. In addition, because a property’s market value depends principally upon the value of the property’s leases, the resale value of a property with prolonged vacancies could decline, which could further reduce your return.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties will be subject to the Americans with Disabilities Act of 1990 (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance will reduce the cash available for distributions and the amount of distributions to you.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases will be the primary source of our cash flow from operations.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases will be the primary source of our cash flow from operations. Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases, our cash flow from operations and financial position may be adversely affected.

We may not be able to re-lease or renew leases at our properties on terms favorable to us or at all.

We are subject to risks that upon expiration or earlier termination of the leases for space at our properties, the space may not be released or, if re-leased, the terms of the renewal or re-leasing (including the costs of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by an investment. If we are unable to re-lease or renew leases for all or substantially all of the spaces at these investments, if the rental rates upon such renewal or re-leasing are significantly lower than expected, if our reserves for these purposes prove inadequate, or if we are required to make significant renovations or concessions to tenants as part of the renewal or re-leasing process, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our property portfolio.

Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between us and a tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. In other circumstances, a tenant may have a contractual right to abate or suspend rent payments. Even without such right, a tenant might determine to do so. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by the property. If this were to occur, it could adversely affect our results of operations.

Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to our stockholders.

A significant portion of our rental income is expected to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds, if necessary, to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we may qualify as a REIT for federal income tax purposes at such time as our Board of Directors determines is in our best interest.

As of March 1, 2021, we had total cash (unrestricted and restricted) of approximately $0.8 million, properties with a cost basis of $42 million and outstanding debt of approximately $30.1 million.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

High debt levels will cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants.  Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our property manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

As of December 31, 2020, we had one promissory note secured by our Cocoa Beach property for approximately $3.4 million requiring annual DSCR of 1.10:1.0, one promissory note secured by our Tampa Sherwin-Williams property for approximately $1.3 million requiring annual DSCR of 1.20:1.0, two promissory notes secured by our two Norfolk, Virginia properties totaling approximately $13.1 million requiring annual DSCR of 1.25:1.0 and one promissory note for $11.3 million requiring quarterly DSCR of 1.25:1.0. The remaining promissory note secured by our Washington, D.C., Alabama and Tampa, Florida properties totaling $1.1 million does not have a DSCR. Subsequent to December 31, 2020, we entered into a promissory note secured by our North Carolina property for approximately $1.3 million requiring annual DSCR of 1.30:1.0. These loan agreements contain standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, in addition to the DSCR covenants described above. These covenants, as well as any future covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the property securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

We may enter into derivative or hedging contracts that could expose us to contingent liabilities and certain risks and costs in the future.

Part of our investment strategy may involve entering into derivative or hedging contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition and results of operations.

Further, the cost of using derivative or hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our derivative or hedging activity and thus increase our related costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, in many cases, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be assured that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit the ability of a REIT to hedge the risks inherent to its operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test for the purposes of qualifying as a REIT, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% and 95% income tests if we intended to qualify as a REIT in that taxable year. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Interest rates might increase.

Based on historical interest rates, current interest rates are low. If there is an increase in interest rates, any debt servicing on investments could be significantly higher than currently anticipated, which would reduce the amount of cash available for distribution to the stockholders. Also, rising interest rates may affect the ability of our management to refinance an investment. Investments may be less desirable to prospective purchasers in a rising interest rate environment and their values may be adversely impacted by the reduction in cash flow due to increased interest payments.

We may use floating rate, interest-only or short-term loans to acquire assets.

Our management has the right, in its sole discretion, to negotiate any debt financing, including obtaining (i) interest-only, (ii) floating rate and/or (iii) short-term loans to acquire assets. If our management obtains floating rate loans, the interest rate would not be fixed but would float with an established index (probably at higher interest rates in the future). No principal would be repaid on interest-only loans. Finally, we would be required to refinance short-term loans at the end of a relatively short period. No assurance can be given that our management would be able to refinance with fixed rate permanent loans in the future, on favorable terms or at all, to refinance the short-term loans. In addition, no assurance can be given that the terms of such future loans to refinance the short-term loans would be favorable to our company.

We may use leverage to make investments.

Our management, in its sole discretion, may leverage our assets. As a result of the use of leverage, a decrease in revenues of a leveraged asset may materially and adversely affect that investment’s cash flow and, in turn, our ability to make distributions. No assurance can be given that future cash flow of a particular asset will be sufficient to make the debt service payments on any borrowed funds for that asset and also cover operating expenses. If the investment’s revenues are insufficient to pay debt service and operating expenses, we would be required to use net income from other assets, working capital or reserves, or seek additional funds. There can be no assurance that additional funds will be available, if needed, or, if such funds are available, that they will be available on terms acceptable to us.

Leveraging an asset allows a lender to foreclose on that asset.

Lenders financing an asset, even non-recourse lenders, are expected in all instances to retain the right to foreclose on that asset if there is a default in the loan terms. If this were to occur, we would likely lose our entire investment in that asset. Lenders may have approval rights with respect to an encumbered asset. A lender financing an asset will likely have numerous other rights, which may include the right to approve any change in the property manager for a particular investment.

Availability of financing and market conditions will affect the success of our company.

Market fluctuations in real estate financing may affect the availability and cost of funds needed in the future for investments. In addition, credit availability has been restricted in the past and may become restricted again in the future. Restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect the investments and our ability to execute its investment goals.

Risks Related to Limited Management Personnel and Certain Conflicts of Interest

The loss of any of our executive officers could adversely affect our ability to continue operations.

Currently, we only have three full-time employees and are therefore entirely dependent on the efforts of our President and our Chief Financial Officer, who currently serves on a part time basis. The departure of either of these employees and our inability to find suitable replacements, or the loss of other key personnel in the future, could have a harmful effect on our business.

Our President and Chairman of the Board has guaranteed certain of our indebtedness, which could constitute a conflict of interest.

Our President and Chairman of the Board has guaranteed promissory notes for certain of our property acquisitions. As a guarantor, Mr. Sobelman’s interests with respect to the debt he is guaranteeing (and the terms of any repayment or default) may not align with the Company’s interests and could result in a conflict of interest.

We rely on our management team, who devote only some of their time to us and may not be in a position to devote their full-time attention to our operations, which may adversely affect our operations.

Our success depends upon the continued service provided by our management team, including Mr. Sobelman, our President and Chairman, and Mr. Russell, our Chief Financial Officer. Members of our management team have competing demands for their time and resources. Mr. Sobelman and Mr. Russell have other outside business activities which may cause conflicts of interest with respect to our operations. Pursuant to his employment agreement with us, Mr. Russell devotes up to 20 hours per week to our operations. Our operations may be sporadic and occur at times which are not convenient to Mr. Russell, which may result in periodic delays in performing his duties. Such delays could have a significant negative effect on the success of the business. To the extent the members of our management team have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and their other activities.

There may be conflicts of interest faced by our President and Chairman of the board, who is also a managing partner in 3 Properties, which may compete with us for his business time and for business opportunities to acquire properties.

While Mr. Sobelman serves as our full-time President and Chairman of the Board pursuant to his employment agreement with us, he is also the managing member of 3 Properties, which is a business formed in 2017 that operates as a commercial real estate broker. Mr. Sobelman’s business obligations and fiduciary duties with 3 Properties may limit his availability to focus on our business. If Mr. Sobelman does not devote sufficient time to us, or we are unable to obtain business opportunities to acquire properties sufficient for us to generate revenues, then our business may not succeed.

We have been subject to conflicts of interest arising out of our working with 3 Properties, a company managed by our President and Chairman of the Board.

In the past, we purchased properties that 3 Properties identified for the Company or where 3 Properties represented the seller of a property we purchased. For properties identified by 3 Properties, it acted as our brokerage agent for such properties. A conflict of interest may have existed in such an acquisition because 3 Properties was entitled to a real estate brokerage commission in connection with such a transaction. Any of our agreements and arrangements with 3 Properties, including those relating to compensation, are not the result of arm’s length negotiations and may have been in excess of the amounts we would otherwise pay to third parties for such services. The sellers of properties acquired by the Company have paid 3 Properties $0, $230,224 and $124,616 during the years ended December 31, 2020, 2019 and 2018, respectively, in brokerage fees for the acquisition of four properties. The Company also engaged 3 Properties to be its asset manager and has paid it $40,135, $23,260 and $2,191 during the years ended December 31, 2020, 2019 and 2018, respectively.

Federal Income Tax Risks

The Company is not currently a REIT and may never become a REIT. Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

We have not qualified as a REIT to date. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2021. Our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific rules, the various tests imposed by the Code. We intend to structure our activities in a manner designed to satisfy all of these requirements. However, if certain of our operations were to be recharacterized by the Internal Revenue Service (the “IRS”), such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. We will not apply for a ruling from the IRS regarding our status as a REIT. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could prevent our qualification or result in our disqualification as a REIT.

We are currently, and if we fail to qualify as a REIT for any taxable year after having qualified we will be, subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

We may have difficulty satisfying the requirement that we not be closely held.

One of the requirements for REIT qualification is that we not be closely held. For these purposes, we will be closely held if five or fewer individuals (including certain entities treated as individuals for this purpose) own (or are treated as owning under applicable attribution rules) more than 50% by value of our stock at any time during the second half of the taxable year. This requirement does not apply during our first REIT year. To the extent that we first elect to be taxed as a REIT for our taxable year ending December 31, 2021, the closely held test should become relevant in July of 2022 (or July of a later year, if the election is made for a taxable year after 20212). Our articles of incorporation generally restrict any person from owning or being treated as owning more than 9.8% of our stock, limiting the amount of our stock any five persons could own or be treated as owning 49% of our stock, in order to prevent us from failing the closely held requirement. As permitted in our articles of incorporation, however, our Board has waived these limits for Mr. Sobelman who currently owns 225,000 shares of our common stock, or about 39.0%. Our Board does not intend to reduce our ownership limit below 9.8% to a percentage that will ensure that four persons owning shares at such limit plus Mr. Sobelman will not own or be treated as owning more than 50% of our shares. Instead, the Board’s waiver to Mr. Sobelman is conditioned upon his agreement that if we would otherwise fail the “closely held” test, we will automatically redeem such number of Mr. Sobelman’s shares for consideration of $.01 per share as will permit us to satisfy the “closely held” test. If we fail to monitor our share ownership or to implement the redemption provision in the waiver to Mr. Sobelman, or the IRS does not respect the effective date of any redemptions, we may fail to qualify as a REIT.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such gain. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or at the level of the other entities through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

REIT distribution requirements could adversely affect our liquidity.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to maintain our REIT status. We may have to incur short- or long-term debt or liquidate an investment in a property we were not planning to sell to pay these distributions. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments by raising equity capital and through borrowings from financial institutions and the debt capital markets. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20% (exclusive of the application of the 3.8% net investment tax). Dividends (other than capital gain dividends) payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income and therefore may be subject to a 37% maximum U.S. federal income tax rate on ordinary income when paid to such stockholders. The Tax Cuts and Jobs Act enacted in December 2017, however, reduces the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations). This reduced rate applies for taxable years beginning on January 1, 2018 and through taxable years ending December 31, 2025. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock if we qualify as a REIT.

We may be unable to generate sufficient revenue from operations, operating cash flow or portfolio income to pay our operating expenses, and our operating expenses could rise, diminishing our ability to pay distributions to our stockholders.

If we are established as a REIT, we are generally required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and not including net capital gains, each year to our stockholders. To qualify for the tax benefits applicable to REITs, we have and intend to continue to make distributions to our stockholders in amounts such that we distribute all or substantially all our net taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described herein. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, the size of our investment portfolio, operating expense levels, and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions to our stockholders. In the event of a downturn in our operating results and financial performance or unanticipated declines in the value of our asset portfolio, we may be unable to declare or pay quarterly distributions or make distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our Board, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our Board may deem relevant from time to time.

Legislative or regulatory action could adversely affect investors.

Because our operations are governed to a significant extent by the federal tax laws, new legislative or regulatory action could adversely affect investors. You are urged to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

Foreign persons (other than certain foreign pension funds) disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, are generally subject to the Foreign Investment in Real Property Tax of 1980, as amended, known as FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were regularly traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock. See “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder.”

Risks Related to our Common Stock And Structure

Because we have 110.0 million authorized shares of stock, management could issue additional shares, diluting the current shareholders’ equity.

We have 100.0 million authorized shares of common stock and 10.0 million authorized shares of preferred stock, of which only approximately 577 thousand shares of common stock are currently issued and outstanding. Our management could, without the consent of the existing shareholders, issue substantially more shares of common stock, causing a large dilution in the equity position of our current shareholders. Additionally, large share issuances would generally have a negative impact on the value of our shares, which could cause you to lose a substantial amount, or all, of your investment.

Any additional funding resulting from the sale of our common stock will result in dilution to existing stockholders.

We may have to raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders’ interests in our company to be diluted. Such dilution will negatively affect the value of an investor’s shares.

You may not be able to resell your stock.

If a market for our common stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Markets is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. If no market develops, the holders of our common stock may find it difficult or impossible to sell their shares.

The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above your purchase price.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions.

The amount of distributions we may pay, if any, is uncertain. We have paid, and may in the future pay, distributions from sources other than our cash flow from operations, including borrowings or offering proceeds, which means we will have less funds available for investments and your overall return may be reduced.

We have paid, and may in the future pay, distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our stockholders entirely from cash flow from our operations. However, during the early stages of our operations, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, particularly in the earlier part of our operations, if we choose to pay a distribution, we may choose to use cash flows from financing activities, which include borrowings (including borrowings secured by our assets), net proceeds of this or a prior offering, or other sources to fund distributions to our stockholders. To the extent we pay distributions from offering proceeds, we will have less funds available to invest in income-producing properties and your overall return may be reduced. From inception through December 31, 2020, we have distributed approximately $738,000 to common stockholders. Because we have not yet generated a profit, distributions have been made from offering proceeds. To the extent that we fund distributions from sources other than cash flows from operations, the value of your investment will decline.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

We are subject to FINRA rules which require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

We depend on distributions from the Operating Partnership to pay expenses.

We depend on our Operating Partnership and its subsidiaries for cash flow and are effectively structurally subordinated in right of payment to their obligations, including mortgage debt or other obligations on the properties owned.    If our subsidiaries were unable to supply us with cash over time, we could be unable to pay expenses as they come due.

Our President and Chairman of the Board will continue to have the ability to exercise substantial control over corporate actions and decisions.

As of March 1, 2021, our President and Chairman of the Board, Mr. Sobelman, owned approximately 39.0% of our outstanding common stock.  As a result, Mr. Sobelman has the ability to exercise substantial control over decisions regarding (i) our targeted class of investments, including changing our targeted class of investments, without shareholder notice or consent, (ii) whether to issue common stock and/or preferred stock, including decisions to issue common stock and/or preferred stock to himself, (iii) employment and compensation arrangements, and (iv) whether to enter into material transactions with related parties. Mr. Sobelman’s interests may not coincide with our interests or the interests of other shareholders. In addition, this concentration of ownership may have the effect of delaying or preventing changes in control or changes in management or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interest.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If no analysts commence coverage of us, or if analysts commence and then cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts publish inaccurate or unfavorable research about our business, the price for our common stock would likely decline.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with the sections of herein entitled “Risk Factors,” “Statements Regarding Forward-Looking Information,” and “Business.” This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere herein.

Overview

We are an internally managed, Maryland corporation focused on acquiring retail, office and industrial real estate located in major U.S. markets. We initiated operations during the year ended December 31, 2015 and we intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2021.

Our Investments

As of December 31, 2020, we have acquired seven assets:

•

A single-tenant retail condo (3,000 square feet) located in Washington, D.C., purchased in June 2017 for approximately $2.6 million including fees, costs and other expenses that is leased to 7-Eleven Corporation.

•	A single-tenant retail stand-alone property (2,200 square feet) located in Tampa, Florida purchased in April 2018 for approximately $3.6 million with a corporate Starbucks Coffee as the tenant.

•	A single-tenant industrial building (59,000 square feet) located in Huntsville, AL purchased for $8.4 million in December 2018 that is leased to the Pratt & Whitney Automation, Inc.

•	An approximately 15,000-square-foot, single-tenant Walgreens in Cocoa, Florida purchased in September 2019 for total consideration of approximately $4.5 million.

•

A two-tenant office building (72,000 square feet) in Norfolk, Virginia acquired in September 2019 for total consideration of approximately $11.5 million and occupied by the United States General Services Administration and Maersk Line, Limited, an international shipping company, as tenants.

•	A single-tenant office building (35,000 square feet) in Norfolk, Virginia acquired in September 2019 for approximately $7.1 million that is leased to PRA Holdings Inc.

•	A single-tenant retail building (3,500 square feet) in Tampa, Florida acquired in November 2020 for approximately $1.8 million that is leased to Sherwin-Williams Inc.

Subsequent to December 31, 2020, we acquired an approximately 5,800-square-foot free-standing condominium unit located at 7100 Maritime Woods Drive, Manteo, North Carolina, solely occupied by the United States of America, for a total consideration of approximately $1.7 million. We completed the acquisition of the condominium unit on February 4, 2021 with approximately $1.3 million of debt and approximately $500,000 of preferred equity provided from a Joint Venture Partner.

Distributions

From inception through December 31, 2020, we have distributed approximately $738,000 to common stockholders. Because we have not yet generated a profit, distributions have been made from offering proceeds.

Results of Operations

On February 29, 2016, our initial offering was qualified by the SEC and subsequently the Company has spent the majority of its efforts on fundraising operations and implementing our business plan including by acquiring our seven properties.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Revenue

During the years ended December 31, 2020 and 2019, we generated rental revenue of $3.5 million and $1.7 million, respectively. The increase in rental revenue is due to the Company owning seven properties throughout all of 2020 versus owning six properties in 2019, three of which were purchased in the September 2019 time frame.

Operating Expenses

For the twelve months ended December 31, 2020 and 2019, we incurred general, administrative and organizational expenses of $919 thousand and $937, respectively, which included professional fees, marketing expenses and other costs associated with running our business. The $18 thousand decrease in expenses is due in part to a $220 thousand decrease in a non-cash expense (issuance of 15,299 shares to an underwriter for consulting services in the prior year) for consulting services in the prior year and a $81 thousand decrease in legal fees as the result of lower costs associated with applying to be quoted on the OTCQB Venture Market offset in part by increased accounting and auditing fees of $163 thousand, and insurance costs of $77 thousand and a $43 thousand increase of other expenses.

During the twelve months ended December 31, 2020 and 2019, we incurred building expenses of $711 thousand and $266 thousand, respectively. The increase is due to the additional properties which were owned for a full twelve months in 2020 versus only three months in 2019. The majority of these expenses are reimbursed by the tenant.

For the twelve months ended December 31, 2020 and 2019, we incurred depreciation and amortization expense of $1.5 million and $666 thousand, respectively.  For the twelve months ended December 31, 2020 and 2019, we incurred interest expense of $1.4 million and $683 thousand, respectively.  The increase in depreciation and interest expense is due to twelve months of activity for three properties acquired during 2019 and only 3 months of such expenses in 2019 for those three properties.

For the twelve months ended December 31, 2019, we agreed to pay a $85,000 settlement to a developer to terminate an agreement which had allowed for the opportunity to develop single-tenant, net lease buildings throughout the U.S. over the next several years. The Company decided to terminate this agreement due to the inability to agree to terms on the development of individual locations.

For the twelve months ended December 31, 2020 and 2019, we incurred compensation expense of $382 thousand and $108 thousand, respectively.  The increase in compensation costs is due primarily to the addition of 3 additional employees including our Chief Financial Officer who was a paid consultant for most of 2019.

Income Tax Benefit

We did not record an income tax benefit for the year ended December 31, 2020 or 2019 because we have been in a net loss situation since inception and have recorded a valuation allowance to offset any tax benefits generated by the operating losses.

Net Income Attributable to Non-controlling interests

During the year ended December 31, 2020, we generated net income attributable to non-controlling interest of $487 thousand as compared to net income of $494 thousand for the year ended December 31, 2019.  The variance is primarily attributable to the preferred return on the redeemed non-controlling interest in 2019.

Net Loss Attributable to Shareholders

During the year ended December 31, 2020, we generated a net loss attributable to our shareholders of $1.8 million as compared to a net loss of $1.5 million for the year ended December 31, 2019.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from offerings of our equity securities, cash flow from operations and borrowings under credit facilities. As of December 31, 2020, we had total cash (unrestricted and restricted) of approximately $1.1 million, properties with a cost basis of $40.8 million and outstanding debt of approximately $29.5 million.

We are currently dependent upon the net proceeds from our offering to conduct our operations. We currently obtain the capital required to primarily invest in and manage a diversified portfolio of commercial net lease real estate investments and conduct our operations from the proceeds of our initial offering, debt financing, preferred minority interest obtained from third parties and from any undistributed funds from our operations.

As of December 31, 2020, we anticipate that proceeds from future offerings combined with the revenue generated from investment properties and proceeds from credit facilities will provide sufficient liquidity to meet future funding commitments as of December 31, 2020 for the next 12 months. If we are unable to raise additional funds, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make. Our inability to raise substantial, additional funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

As of December 31, 2020 and 2019, we had approximately $1.1 million and $1.4 million, respectively, of cash on hand and in our corporate bank accounts. At December 31, 2020 and 2019, we had total current liabilities (which consists of accounts payable, accrued expenses and insurance payable) of approximately $0.6 million and $0.6 million, respectively. As of December 31, 2020, current mortgage loans due within 12 months total approximately $5.0 million.

On February 11, 2020, the Company obtained a $11.3 million loan from DBR Investments Co. Limited and used the proceeds (i) to refinance the $3.7 million note secured by our 7-Eleven property and our Starbucks Property, (ii) to refinance the $6.1 million note secured by our Pratt and Whitney Property, (iii) to prepay $800,000 of the outstanding principal of the $1.9 million secured, non-convertible promissory note issued by our Operating Partnership and (iv) for working capital purposes. The $11.3 million loan is secured by first priority mortgages on our 7-Eleven property, our Starbucks property and our Pratt and Whitney property.

We may selectively employ some leverage to enhance total returns to our stockholders. During the period when we are acquiring our initial portfolio, portfolio-wide leverage may be higher. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments may be greater than expected leverage over the long-term.

		Maturity	As of December 31,
	Interest Rate	Date	2020	2019
Promissory note issued for $3,700,000 by a financial institution, bearing interest at and interest payments due monthly of approximately $14,000. Note was issued on April 4, 2018 and was paid off in 2020. Secured by our 7-Eleven property and our Starbucks property.	4.6289% adjusted monthly based on 30 day LIBOR plus 225 basis points	4/4/2020	$—	$3,683,052

Promissory note issued for $6,100,000 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on December 20, 2018 and was paid off in 2020. Secured by our Pratt and Whitney property.	4.7394% adjusted monthly based on 30 day LIBOR plus 225 basis points	12/20/2020	$—	$6,097,407

Promissory note issued for $3,407,391 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on September 11, 2019 and can be prepaid at any time without penalty. Secured by our Walgreen - Cocoa, Florida property.	4.17% adjusted monthly based on 30 day LIBOR plus 225 basis points	9/11/2021	$3,407,391	3,407,391

Promissory note issued for $8,260,000 by a financial institution, interest and principal payments due monthly of approximately $44,800. Note was issued on September 30, 2019 and can be prepaid at any time without penalty. Secured by our GSA/Maersk - Norfolk, Virginia property.	4.25%	9/30/2024	$8,022,271	8,213,077

Promissory note issued for $5,216,749 by a financial institution, interest and principal payments due monthly of approximately $29,600. Note was originally issued on October 23, 2017 and modified on September 30, 2019 and can be prepaid at any time without penalty. Secured by our PRA - Norfolk, Virginia property.	4.25%	10/23/2024	$5,041,935	5,178,875

Promissory note issued for $1,286,664 by a financial institution, interest and principal payments due monthly of approximately 3,800. Note was originally issued on January 15, 2015 and modified on November 30, 2020 and can be prepaid at any time without penalty. Secured by out Tampa Sherwin-Williams property.	3.72% fixed	10/23/2024	$1,286,664	—

Promissory note issued for $11,287,500 by a financial institution, interest only payment is approximately $39,000 and starting April 6, 2021, interest and principal payments due monthly of approximately $55,000. Note was issued on February 11, 2020. Secured by our Washington, DC, Tampa, FL and Huntsville, AL properties. It cannot be prepaid without a penalty	4.17%	3/06/2030	$11,287,500	—

Promissory note issued for $1,900,000 to a Clearlake Preferred Member, secured by all of the personal and fixture property of the Operating Partnership, interest payments due monthly. Note was issued on December 16, 2019 and can be prepaid at any time without penalty.	10.00%	12/16/2021	$1,100,000	1,900,000

Less: debt issuance costs, net			(689,190)	(182,255)

			$29,456,571	$28,297,547

On November 30, 2020, the Company entered into an interest rate swap to convert the $1,286,664 floating rate promissory note secured by the Tampa Sherwin-Williams property into a fixed rate note. We have determined that the interest rate swap had a nominal fair value through December 31, 2020.

As of December 31, 2020, we had three promissory notes totaling approximately $24.4 million require Debt Service Coverage Ratios (also known as “DSCR”) of 1.25:1.0, one promissory note totaling $3.4 million require DSCR of 1.10:1.0, and one promissory note totaling $1.3 million require DSCR of 1.20:1.0. We were in compliance with all covenants as of December 31, 2020. The loan issued to the Clearlake Preferred member has no DSCR requirements.

As of December 31, 2020, the Company’s President has personally guaranteed the repayment of up to fifty percent of the $3.4 million loan secured by our Cocoa Beach property, the repayment of the $11.3 million due under the DC/Tampa/Huntsville loan and the $1.3 million loan secured by our Tampa Sherwin Williams property. The aggregate guaranteed principal amount of these loans total approximately $14.3 million. The Company’s President has also provided a guaranty of the Borrower’s nonrecourse carveout liabilities and obligations in favor of the lender for the Norfolk, Virginia property loans, with an aggregate principal amount of approximately $13.1 million.

Minimum required principal payments on the Company’s debt as of December 31, 2020 are as follows:

As of
December 31, 2020
2021	$4,988,246
2022	550,692
2023	574,513
2024	12,229,411
2025	252,318
2026 and beyond	11,550,580
$30,145,760

As of December 31, 2020, we have raised approximately $6,199,000 of gross proceeds from the sale of 309,942 shares of common stock in our initial offering under Regulation A and subsequent private placements.

The primary objective of our financing strategy is to maintain financial flexibility using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to have a lower-leveraged portfolio over the long-term after we have acquired an initial substantial portfolio of diversified investments. During the period when we are acquiring our initial portfolio, we will employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets.

There can be no assurance that we will be able to keep costs from being more than these estimated amounts or that we will be able to raise such funds. Even if we sell all shares offered through this registration statement, we expect that we will seek additional financing in the future. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under a new credit facility. We believe that our net cash provided by operations will be adequate to fund certain operating requirements and pay interest on any borrowings.

We expect to meet our long-term liquidity requirements, including with respect to other investments in properties, property acquisitions and scheduled debt maturities, through the cash we will have available upon completion of future equity offerings and borrowings under a future credit facility and periodic issuances of equity securities and long-term secured and unsecured debt. The success of our acquisition strategy may depend, in part, on our ability to obtain and borrow under a new credit facility and to access additional capital through issuances of equity and debt securities. However, if we are unable to raise more funds than what we currently have, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in future equity offerings. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Cash from Operations

Net cash provided by operations was $0.3 million during the twelve months ended December 31, 2020 compared with $0.3 million used in operations during the twelve months ended December 31, 2019. This improvement was due to an increase in revenue from acquisitions and a reduction in non-recurring expenses paid in the current year versus the comparable prior year.

Cash from Investing Activities

Net cash used in investing activities was $0.3 million and $16.6 million during the twelve months ended December 31, 2020 and 2019, respectively. This decrease was due to the Company only acquiring one property in 2020 with the debt being assumed versus three properties in 2019.

Cash from Financing Activities

Net cash used in financing activities during the twelve months ended December 31, 2020 was $0.3 million as compared to net cash provided by financing activities during the twelve months ended December 31, 2019 of $17.6 million.  The change is the result of acquiring $11.3 million of refinancing three mortgage borrowings into one mortgage in 2020 versus $16.9 million of new mortgage borrowings on three properties in 2019. During the twelve months ended December 31, 2020 and 2019, the Company paid mortgage loan repayments of $10.1 million and $0.1 million, respectively.  During the twelve months ended December 31, 2019, the Company received $1.2 million from the issuance of a redeemable interest and $1.9 million related party loan.

Future Rental Payment

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years and thereafter as of December 31, 2020:

As of
December 31, 2020
2021	$3,379,000
2022	3,049,000
2023	3,067,000
2024	3,064,000
2025	3,076,000
Thereafter	7,823,000
$23,458,000

__________

(1)	Rental income estimates adjusted to contemplate rent increases. A lease that has a term of 50 years is assumed to terminate after 10 years.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Non-GAAP Financial Measures

Our reported results are presented in accordance with GAAP. We also disclose funds from operations (FFO) and adjusted funds from operations (AFFO) both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as amortization of deferred financing costs, amortization of capitalized lease incentives, above- and below-market lease related intangibles, non-cash stock compensation, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

We also use Core FFO and Core AFFO to adjust for non-capitalized costs incurred by the Company in relation to initial public company status and costs incurred with up-listing to Nasdaq. These costs will typically include non-cash stock compensation, consulting fees to investment banks, consultants for advice for public company status, non-recurring litigation expenses and settlements and distribution on redeemable non-controlling interest OP Units. Core FFO and Core AFFO may not be comparable to similarly titled measures employed by other companies.

The following table reconciles net income (which we believe is the most comparable GAAP measure) to FFO and AFFO:

	Twelve Months ended December 31,
	2020	2019
Net Loss attributable to Generation Income Properties, Inc.	$(1,831,653)	$(1,507,866)
Depreciation and amortization	1,452,556	665,675
Funds From Operations	(379,097)	(842,191)

Amortization of deferred financing costs	134,898	72,424
Non-cash stock compensation	101,645	321,328
Distribution on redeemable non-controlling L.P. interests	367,408	—
Public company consulting fees	60,000	80,000
Non-recurring litigation expenses and settlements	—	85,000
Adjustments From Operations	663,951	558,752
Core Funds From Operations	284,854	(283,439)

Net Loss attributable to Generation Income Properties, Inc.	$(1,831,653)	$(1,507,866)
Adjusted Funds From Operations
Depreciation and amortization	1,452,556	665,675
Amortization of deferred financing costs	134,898	72,424
Above-and below-market lease related intangibles	(109,496)	(39,461)
Adjustments From Operations	1,477,958	698,638
Adjusted Funds From Operations	$(353,695)	$(809,228)
Distribution on redeemable non-controlling L.P. interests	367,408	—
Non-cash stock compensation	101,645	321,328
Public company consulting fees	60,000	80,000
Non-recurring litigation expenses and settlements	—	85,000
Adjustments From Operations	529,053	486,328
Core Adjusted Funds From Operations	175,358	(322,900)

Item 3.  Directors and Officers

Biographical Information

The following table provides information regarding our executive officers and directors as of March 5, 2021:

Name	Age	Position
David Sobelman	49	Chairman of the Board of Directors, President, Secretary and Assistant Treasurer
Richard Russell	60	Chief Financial Officer and Treasurer
Benjamin Adams *	49	Board Member
Patrick Quilty *	54	Board Member
Betsy Peck *	60	Board Member
Stuart Eisenberg *	58	Board Member

__________

*  Independent as determined pursuant to the rules of the Nasdaq Stock Market LLC.

The following are biographical summaries of the experience of our directors and executive officers:

David Sobelman serves as chairman of our Board and our president, secretary, and assistant treasurer. He founded Generation Income Properties, Inc. after serving almost 13 years in different capacities within the net lease commercial real estate market. In June 2017, Mr. Sobelman started 3 Properties, a commercial real estate brokerage firm focused solely on the net lease market. Mr. Sobelman has held various roles within the single-tenant, net lease commercial real estate investment market, including investor, asset manager, broker, owner, analyst and advisor. In 2005, David began working with Calkain Companies LLC, a real estate brokerage and advisory firm. During his tenure, Calkain grew from two employees to over 40, and became one of the leading single-tenant, net lease firms in the country. Prior to Mr. Sobelman’s career in single-tenant, net lease investments, he served as a member of The White House staff, and was subsequently appointed to work for the Secretary of the Department of Health and Human Services. Mr. Sobelman co-wrote The Little Book of Triple Net Lease Investing, a leading book on the single-tenant, triple-net lease investment market, which is currently in its second edition. Mr. Sobelman is a featured speaker at conferences in the United States and abroad and has been quoted in articles in The Wall Street Journal, Forbes, Fortune and various regional real estate trade publications. Mr. Sobelman received a bachelor of science degree from the University of Florida and is an alumnus of the Harvard Business School Executive Education Real Estate Management Program. Mr. Sobelman is a board member for the University of Florida Foundation.

Richard Russell has served as Chief Financial Officer since December 20, 2019 and prior to that time he served as a financial consultant to us. Mr. Russell also has served as Chief Financial Officer of LM Funding America Inc. since November 2017 and LMF Acquisition Opportunities Inc. since November 2020. Since 2016 Mr. Russell has provided financial and accounting consulting services with a focus on technical and external reporting, internal auditing, mergers & acquisitions, risk management and interim CFO and controller services. Mr. Russell also served as Chief Financial Officer for Mission Health from 2013 to 2016 and before that, Mr. Russell served in a variety of roles for Cott Corporation from 2007 to 2013 including Senior Director Finance, Senior Director of Internal Auditing and Assistant Corporate Controller. Mr. Russell’s extensive professional experience with public companies includes his position as Director of Financial Reporting and Internal Controls for Quality Distribution and as Danka’s Director of Reporting from 2001 – 2004. Mr. Russell earned his bachelor of science in accounting and a masters in tax accounting from the University of Alabama, a bachelor of arts in international studies from the University of South Florida and a masters in business administration from the University of Tampa. On March 1, 2020, Mr. Russell was appointed to the board of directors for Trident Brands Inc. (OTC: “TDNT”) a publicly held consumer products company.

Benjamin Adams has been a board member since July 2019. He has also been Chief Executive Officer and Founder of Ten Capital Management since May 2011, an independent, fundamental value-driven private equity real estate firm based in Cleveland, Ohio. He is responsible for the strategic direction and oversight of all firm activities. From January 2008 to April 2011, Mr. Adams was a Portfolio Manager with The Townsend Group, where he oversaw $1.7 billion in private equity real estate assets under management within the firm’s discretionary investment management business, and was actively involved in product development and structuring. Prior to Townsend, Mr. Adams was a Vice President and General Counsel of Lionstone Development LLC, a Miami-based, principal balance sheet investor.

Mr. Adams practiced law with Greenberg Traurig LLP in New York, New York, and served as the Special Assistant to the White House Counsel in the Clinton Administration. Mr. Adams has a law degree from Georgetown University Law Center and a Bachelor of Arts from Miami University in Oxford, Ohio. Mr. Adams is the founder and Chairman Emeritus of the Defined Contribution Real Estate Council (DCREC). He also brings an understanding of accounting principles and financial presentation and analysis.

Patrick Quilty has been a board member since July 2019. He has also been Chief Credit Officer for AIG Multinational and Alternative Risk Group since September 2012. He is responsible for overseeing, assessing and approving a portfolio of highly structured transactions providing global risk solutions for middle market and Fortune 50 companies across diversified industries. From October 2010 to September 2012, Mr. Quilty was Co-Founder and Head of Credit Risk at Specialized Performance Advisory Group LLC, an independent asset management firm providing investment, advisory and risk counseling for family office and institutional clients. From November 2003 to October 2010, Mr. Quilty was a Senior Portfolio Manager for Barclays Capital Loan Portfolio focused on the Specialty Finance and REIT sectors. Mr. Quilty has also served as a credit derivatives trader in their Principal Credit and Risk Finance Group.

Over his thirty-year career, Mr. Quilty has held senior portfolio, trading and risk management positions at ABN AMRO, Chase Asset Management, Lehman Brothers and JP Morgan. Mr. Quilty has a Bachelor of Science in Economics from Florida State University and completed graduate coursework in Real Estate Investment and Development at the Steven L Newman Real Estate Institute at Baruch College. He also brings an understanding of accounting principles, risk management, financial presentation and analysis.

Betsy Peck was appointed a board member on February 3, 2020. She retired in 2018 from Jones Lang LaSalle (“JLL”) a publicly held professional services firm specializing in real estate and investment management. Ms. Peck served in various positions from July 2008 to March 2018 with the latest position being Chief Operating Officer, Markets where she was responsible for managing a $2 billion operation with more than 1,000 sales professionals for maximum efficiency and effectiveness, driving ongoing growth. Prior to this role, Ms. Peck served as JLL’s Chief Administrative Officer, Brokerage from July 2008 to December 2012. Ms. Peck also served as Chief Administrative Officer at The Staubach Company where she worked from June 1996 to July 2008, as a senior partner who drove strategy and execution for optimum integration of finance, human resources, IT and administration.

She was also an integral member of the team during Staubach’s merger with Jones Lang LaSalle. Prior to that, Ms. Peck served in a variety of companies in various finance and accounting functions.

Ms. Peck obtained a Bachelor of Science in Accounting from the University of Scranton. She is a member of the American Institute of Certified Public Accountants and a member of the National Association of Corporate Directors. Ms. Peck also serves or has served as an advisory board member for several companies including Forge, Patrocinium and BB&T. Ms. Peck’s experience serving publicly-held companies brings to our Board of Directors an understanding of public company operations, financial reporting, disclosure, and corporate governance. With her accounting education and experience, she also brings an understanding of accounting principles, internal accounting control and financial presentation and analysis.

Stuart Eisenberg was appointed a board member on February 3, 2020. He recently retired from BDO USA, LLP where he was a partner in the real estate services group from July 1997 until June 2019. Mr. Eisenberg served as the firm’s national real estate and construction industry practice leader and a member of the firm’s international real estate and construction industry steering committee. His experience includes consulting in connection with the formation, structuring and development of REITs and real estate operating companies. He also provided financial reporting and due-diligence services in numerous initial and follow-on public offerings and in connection with the acquisition, financing and dispositions of commercial real estate.

Mr. Eisenberg has a bachelor’s degree from Adelphi University and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Eisenberg’s experience serving publicly-held companies brings to our Board of Directors a comprehensive understanding of public company operations, financial reporting, and corporate governance, as well as perspective regarding potential acquisitions. With his public accounting background, he also brings a sophisticated understanding of accounting principles, auditing standards, and internal accounting controls.

Conflicts of Interest

We do have a formal written policy for the review and approval of transactions with related parties. Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. The Board is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons. Our independent Board members will review any future transactions or agreements with Mr. Sobelman, 3 Properties or any other related party of Mr. Sobelman or the Company.

We were subject to various conflicts of interest arising out of using 3 Properties, which is managed by our President and our Chairman of the Board. 3 Properties received substantial fees from us, which were not negotiated at arm’s length.

We purchased properties where 3 Properties identified properties for the Company or represented the seller of a property we purchase, which entitled 3 Properties to brokerage commissions in that transaction, which ranged between 1.0% and 2.0% of the purchase price of a property and are paid from the seller’s proceeds. We previously used 3 Properties as our property manager for all of our properties, for which they were compensated on a monthly basis. The contract with 3 Properties was terminated effective August 31, 2020.

The sellers of properties acquired by the Company have paid 3 Properties $0, $230,224 and $124,616 during the years ended December 31, 2020, 2019 and 2018, respectively, in brokerage fees for the acquisition of four properties. The Company also engaged 3 Properties  to be its asset manager and has paid it $40,135, $23,260 and $2,191 during the years ended December 31, 2020, 2019 and 2018, respectively.

Mr. Sobelman also operates a separate real estate investment fund named GIP Fund 1, LLC. This fund is a Florida limited liability company. GIP Fund 1, LLC was organized in 2012 and owned one real estate investment property that was acquired by the Company on November 30, 2020.

Director Independence

We generally apply the director independence standard applied by the Nasdaq Marketplace Rules. The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Benjamin Adams, Patrick Quilty, Betsy Peck and Stuart Eisenberg is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that the directors who each serve on our audit committee, our compensation committee, and our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which will operate under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.gipreit.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of Benjamin Adams, Betsy Peck and Stuart Eisenberg, with Mr. Eisenberg serving as the chair of the committee. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Mr. Eisenberg qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Benjamin Adams, Stuart Eisenberg and Patrick Quilty, with Mr. Adams serving as the chair of the committee. Our Board has determined that each of the members of our compensation committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

•	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

•

reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures, once required, under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

•	preparing the report that the SEC requires in our annual proxy statement, once required.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Benjamin Adams, Betsy Peck and Patrick Quilty, with Ms. Peck serving as the chair of the committee. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;

•	evaluating, nominating and recommending individuals for membership on our board of directors; and

•	evaluating nominations by stockholders of candidates for election to our board of directors.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our board has not considered or adopted any of these policies, as we have never received a recommendation from any stockholder for any candidate to serve on our Board. While there have been no nominations of additional directors proposed, in the event such a proposal is made, our current board will participate in the consideration of director nominees.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We post on our website a current copy of the code and intend to post any disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Family Relationships

There are no family relationships between or among any of our directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries.

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the President and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The Board believes that its current leadership structure, with Mr. Sobelman serving as both President and Board Chairman, is appropriate given the efficiencies of having the President also serve in the role of Chairman. The Board currently believes that Mr. Sobelman is uniquely qualified to serve as President and in the role of leader of the Board given his history and experience with the Company, his significant ownership interest in the Company and the current size of the Company and the Board.

Our lead independent director is currently Benjamin Adams. The Chairman and the President consults periodically with the lead director on Board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled Board meeting.

Role of Board in Risk Oversight Process

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this Annual Report. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations, and the financial condition and performance. Our board of directors focuses its oversight on the most significant risks facing us and, on our processes, to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Indemnification Agreements

We expect to enter into indemnification agreements with each of our executive officers and directors, and expect to enter into indemnification agreements with future executive officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled. The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Compensation of Executive Officers

As of April 1, 2018, we commenced paying our President a salary of $100,000 per year. No compensation was paid to our President in cash, or otherwise, for services performed for the year ending December 31, 2017 or 2016, as we did not compensate our employees or consultants until April 1, 2018. Mr. Russell was engaged as our Chief Financial Officer on December 20, 2019 and prior to that time he was a financial consultant and was paid an hourly rate of between $150 to $175 per hour based on the amount of time spent on the Company. On December 20, 2019, we entered into an employment agreement with Mr. Russell pursuant to which his compensation structure changed as described below. During the twelve months ended December 31, 2018, we paid Mr. Russell consulting fees of $47,687. From January 1, 2019 to December 19, 2019, we paid Mr. Russell consulting fees of $107,145. Effective December 1, 2020, Mr. Russell’s employment agreement was amended in which he forgave cash compensation in lieu of being awarded 550 restricted shares of common stock each month until the closing of an initial underwritten public offering.

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officer for all services rendered in all capacities to us for each of the years ended December 31, 2019 and 2020.

Summary Compensation Table

				Stock		Non-Equity	Nonqualified
				Awards	Option	Incentive Plan	Deferred	All Other
Name And		Salary	Bonus	(1)	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)
David Sobelman, President	2020	100,000	0	0	0	0	0	2,936	102,936
	2019	100,000	0	0	0	0	0	0	100,000
Richard Russell, Chief Financial Officer	2020	112,973	0	11,000	0	0	0	0	123,973
	2019	109,232 (2)	0	0	0	0	0	0	109,232 (2)

__________

(1)  The amounts reported in this column represent the aggregate fair value of the stock awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Relevant assumptions used to determine these amounts include a $20.00 per share valuation with a 0% forfeiture rate.

(2)  Includes $107,145 in consulting fees from January 1, 2019 through December 19, 2019.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers or directors other than as described herein.

Total
		Health	All Other
		Insurance	Compensation
	Year	($)	($)
David Sobelman	2020	2,936	2,936
	2019	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the named executive officers on December 31, 2020.

	Number of	Number of
	Securities Underlying	Securities Underlying
	Restricted Shares	Restricted Shares
	#	#	Price
	Vested	Unvested	$
Richard Russell	—	6,250	$20.00

On February 3, 2020, Mr. Russell was awarded 6,250 shares of restricted common stock which vests equally over 3 years, subject to continued service.

Equity-Based Incentive Compensation

An important element of our total executive compensation is our equity award program. We believe that our equity award program serves a number of important corporate objectives, most importantly the alignment of our executives’ interests with our stockholders’ interests. Our equity award program helps to ensure that each of our executives and directors have a significant portion of his net worth tied to the performance of our stock. We plan to grant   additional restricted stock with time-based vesting under our long-term equity incentive program.

Generation Income Properties, Inc. 2020 Omnibus Incentive Plan

We did not maintain any equity-based incentive compensation plans during 2019.

Our board has adopted, and our stockholders have approved, the Generation Income Properties, Inc. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan will become effective on the date on which a future equity offering is completed. The following description of the material terms and conditions of the Omnibus Incentive Plan is qualified by reference to the full text of the Omnibus Incentive Plan.

Administration

The Omnibus Incentive Plan will be administered by our board or our compensation committee, or any other committee or subcommittee or one or more of our officers to whom authority has been delegated (the “Administrator”). The Administrator will have the authority to interpret the Omnibus Incentive Plan or award agreements covering awards; prescribe, amend and rescind rules and regulations relating to the Omnibus Incentive Plan; correct any defect, supply any omission or reconcile any inconsistency in the Omnibus Incentive Plan, any award or any agreement covering an award; and make all other determinations necessary or advisable for the administration of the Omnibus Incentive Plan.

The Administrator may designate any of the following as a participant under the Omnibus Incentive Plan: any officer or other employee; any individual engaged to become an officer or employee; and any consultant or advisor who provides services; or any director, including any non-employee director.

Types of Awards

The Omnibus Incentive Plan permits the Administrator to grant stock options, stock appreciation rights, performance shares, performance units, shares of common stock, restricted stock, restricted stock units, cash incentive awards, dividend equivalent units, or any other type of award permitted under the Omnibus Incentive Plan. The Administrator may grant any type of award to any participant it selects, but only our employees or our subsidiaries’ employees may receive grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Awards may be granted alone or in addition to, in tandem with, or (subject to the repricing prohibition described below) in substitution for any other award (or any other award granted under another plan of our company or any affiliate, including the plan of an acquired entity).

Shares Reserved under the Omnibus Incentive Plan

The Omnibus Incentive Plan provides that 2,000,000 shares of our common stock are reserved for issuance under the Omnibus Incentive Plan, all of which may be issued pursuant to the exercise of incentive stock options. The number of shares reserved for issuance under the Omnibus Incentive Plan will be reduced on the date of the grant of any award by the maximum number of shares, if any, that may be issuable under the award. If (a) an award lapses, expires, terminates or is canceled without issuance of shares, (b) the Administrator determines that the shares granted under an award will not be issuable because the conditions for issuance will not be satisfied, (c) shares are forfeited under an award, or (d) shares are issued under any award and we reacquire them pursuant to our reserved rights upon the issuance of the shares, then those shares are added back to the reserve and may again be used for new awards under the Omnibus Incentive Plan, but shares added back to the reserve under clause (d) may not be issued pursuant to incentive stock options. In no event will the following shares be added back to the reserve: shares purchased by us using proceeds from stock option exercises, shares that are tendered or withheld in payment of the exercise price of a stock option or as a result of the net settlement of outstanding stock appreciation rights or shares that are tendered or withheld to satisfy federal, state or local tax withholding obligations.

Non-Employee Director Award Limitation

Subject to the Omnibus Incentive Plan’s adjustment provisions, the maximum number of shares that may be granted to any non-employee director in any fiscal year cannot exceed the number of shares with a grant date fair value of, when added to any cash compensation received by such non-employee director, $200,000.

Options

The Administrator may grant stock options and determine all terms and conditions of each stock option, which include whether a stock option is an incentive stock option or a nonqualified stock option, the grant date, the number of shares subject to the option, the exercise price, the terms and conditions of vesting and exercise and the term. However, the exercise price per share of common stock may never be less than the fair market value of a share of common stock on the date of grant and the expiration date may not be later than 10 years after the date of grant.

Stock Appreciation Rights

The Administrator may grant stock appreciation rights (“SARs”). A SAR is the right of a participant to receive cash in an amount, or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The Omnibus Incentive Plan provides that the Administrator will determine all terms and conditions of each SAR, including, among other things: (a) whether the SAR is granted independently of a stock option or relates to a stock option, (b) the grant price, which may never be less than the fair market value of our common stock as determined on the date of grant, (c) a term that must be no later than 10 years after the date of grant, and (d) whether the SAR will settle in cash, common stock or a combination of the two.

Performance and Stock Awards

The Administrator may grant awards of shares of common stock, restricted stock, restricted stock units (“RSUs”), performance shares, or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) or upon the completion of a period of service, or both. An RSU grants the participant the right to receive cash or shares of common stock the value of which is equal to the fair market value of one share of common stock. Performance shares give the participant the right to receive shares of common stock to the extent performance goals are achieved. Performance units give the participant the right to receive cash or shares of common stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved or other requirements are met.

The Administrator will determine all terms and conditions of the awards including (a) whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, (b) the length of the vesting or performance period and, if different, the date that payment of the benefit will be made, (c) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock, and (d) with respect to RSUs and performance units, whether the awards will settle in cash, in shares of common stock (including restricted stock), or in a combination of the two.

Incentive Awards

The Administrator may grant annual incentive awards and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent one or more performance goals are achieved. The performance goals for an annual incentive award must relate to a period of at least one year, and the performance goals for a long-term incentive award must relate to a performance period of more than one year. The Administrator will determine all terms and conditions of a cash incentive award, including, but not limited to, the performance goals, the performance period, the potential amount payable and the timing of payment. While the Omnibus Incentive Plan authorizes cash incentive awards to be granted under the Omnibus Incentive Plan, we may also make cash incentive awards outside of the Omnibus Incentive Plan.

Dividend Equivalent Units

The Administrator may grant dividend equivalent units. A dividend equivalent unit is the right to receive a payment, in cash or shares of our common stock, equal to the cash dividends or other cash distributions paid with respect to a share. The Administrator will determine all terms and conditions of a dividend equivalent unit, including, but not limited to, whether the award will be granted in tandem with another award, whether payment of the award will be made concurrently with dividend payments or credited to a deferred compensation account, whether the award will be settled in cash or shares of our common stock and whether the award will be contingent on performance goals. Any dividend equivalent unit granted in tandem with another award will include vesting provisions no more favorable to the participant than the tandem award and no dividend equivalent units relating to another award will provide for payment with respect to the award prior to its vesting.

Other Stock-Based Awards

The Administrator may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

Performance Goals

For purposes of the Omnibus Incentive Plan, the Administrator may establish any objective or subjective performance goals which may apply to any performance award. Such performance goals may include, but are not limited to, one or more of the following measures with respect to our company or any one or more of our subsidiaries, affiliates, or other business units: funds from operations (and derivatives thereof, including, but not limited to, core funds from operations, adjusted funds from operations, recurring funds from operations per diluted share, or growth in funds from operations); occupancy rates; net operating income or growth in net operating income; return measures (including, but not limited to, return on assets, investment, capital or equity); EBITDA; EBITDA growth; share price (including, but not limited to, growth measures and total stockholder return); general and administrative expenses as a percentage of total revenues; debt and debt-related ratios, including, but not limited to, debt to total market capitalization; debt to EBITDA; debt to assets and fixed charge coverage ratios (determined with or without the pro rata share of our ownership interest in co-investment partnerships); net asset value per share; or growth in net asset value per share determined on an annual or multi-year basis. The Administrator reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal. The Administrator may establish other performance goals not listed in the plan.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a participant to (a) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (b) transfer an award to a former spouse as required by a domestic relations order incident to a divorce, or (c) transfer an award without receiving any consideration.

Adjustments

If (a) we are involved in a merger or other transaction in which our shares of common stock are changed or exchanged; (b) we subdivide or combine shares of common stock or declare a dividend payable in shares of common stock, other securities, or other property (other than stock purchase rights issued pursuant to a stockholder rights agreement); (c) we effect a cash dividend that exceeds 10% of the fair market value of a share of common stock or any other dividend or distribution in the form of cash or a repurchase of shares of common stock that our board determines is special or extraordinary, or that is in connection with a recapitalization or reorganization; or (d) any other event occurs that in the Administrator’s judgment requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the Omnibus Incentive Plan, then the Administrator will, in a manner it deems equitable, adjust any or all of (1) the number and type of shares subject to the Omnibus Incentive Plan and which may, after the event, be made the subject of awards; (2) the number and type of shares of common stock subject to outstanding awards; (3) the grant, purchase or exercise price with respect to any award; and (4) the performance goals of an award. In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award, subject to the terms of the Omnibus Incentive Plan.

The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, authorize the issuance or assumption of awards upon terms and conditions we deem appropriate without affecting the number of shares of common stock otherwise reserved or available under the Omnibus Incentive Plan.

Change of Control

To preserve a participant’s rights under an award in the event of a change of control (as defined in the Omnibus Incentive Plan), the Administrator in its discretion may, at the time an award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of the award; (b) provide for the purchase or cancellation of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable (or the cancellation of awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the award in such circumstances); (c) adjust the terms of the award in the manner determined by the Administrator to reflect the change of control; (d) cause the award to be assumed, or new right substituted for the awards, by another entity; or (e) make such other provision as the Administrator may consider equitable and in the best interests of our company.

A change of control is defined generally in the Omnibus Incentive Plan to include (a) certain unrelated persons acquiring beneficial ownership of securities of our company representing 20% or more of the number or voting power of our then-outstanding common stock (b) a change in the majority of our board (other than changes approved by 2/3 of the incumbent directors), (c) the consummation of certain mergers, consolidations or share exchanges involving our company that require the approval of our shareholders.

Except as otherwise expressly provided in any agreement between us or one of our affiliates and a participant, if the receipt of any payment by the participant under the circumstances described above would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of the payment will be reduced to the extent required to prevent the imposition of the excise tax.

In addition, our board may, in its sole and absolute discretion, amend, modify or rescind the change of control provisions of the Omnibus Incentive Plan if it determines that the operation of the provisions may prevent a transaction in which we, one of our subsidiaries or one of our affiliates is a party from receiving desired tax treatment, including without limitation requiring that each participant receive a replacement or substitute award issued by the surviving or acquiring corporation.

Term of Plan

Unless earlier terminated by our board, the Omnibus Incentive Plan will terminate on the 10th anniversary of its effective date.

Termination and Amendment

Our board or the Administrator may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan at any time, subject to the following limitations:

Our board must approve any amendment to the Omnibus Incentive Plan if we determine such approval is required by prior action of our board, applicable corporate law, or any other applicable law;

Stockholders must approve any amendment to the Omnibus Incentive Plan to the extent we determine such approval is required by Section 16 of the Exchange Act, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded, or any other applicable law; and

Stockholders must approve any amendment to increase materially the Omnibus Incentive Plan’s share limits or any amendment to the Omnibus Incentive Plan that would diminish the protections afforded by the repricing and backdating prohibitions of the Omnibus Incentive Plan.

Subject to the requirements of the Omnibus Incentive Plan, the Administrator may modify, amend or cancel any award, except that any modification or amendment (other than as provided in the Omnibus Incentive Plan or the applicable award agreement) that materially diminishes the rights of a participant, or the cancellation of an award, will be effective only if agreed to by the participant or any other person who may then have an interest in the award. We need not obtain participant (or other interested party) consent for any such action (a) that is permitted pursuant to the adjustment provisions of the Omnibus Incentive Plan; (b) pursuant to the Omnibus Incentive Plan’s provisions concerning the consequences of a participant’s engaging in any action constituting cause for termination or breaching any award agreement or any other agreement with us or our affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations; (c) to the extent we deem the action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded; (d) to the extent we deem the action is necessary to preserve favorable accounting or tax treatment of any award for us; or (e) to the extent we determine that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other persons as may then have an interest in the award.

Awards granted under the Omnibus Incentive Plan, and any shares of our common stock or cash paid under an award, will be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, our company from time to time.

Repricing and Backdating Prohibited

Except for the adjustments provided for in the Omnibus Incentive Plan, neither the Administrator nor any other person may amend the terms of outstanding stock options or SARs to reduce their exercise or grant price, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price that is less than the exercise or grant price of the awards being cancelled, or cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, the Administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such award.

Long-Term Incentive Plans and Awards

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on vested and unvested restricted stock awards held by our board of directors on December 31, 2020.

		Number of	Number of
		Securities Underlying	Securities Underlying
		Restricted Shares	Restricted Shares
	Date	#	#
	Awarded	Vested	Unvested
Benjamin Adams	07/15/2019	834	1,666
Stuart Eisenberg	02/03/2020	—	2,500
Betsy Peck	02/03/2020	—	2,500
Patrick Quilty	07/15/2019	834	1,666

The restricted stock awards vest equally over 3 years.

No individual grants or agreements regarding future payouts under non-stock price-based plans have been made or promised to our directors or officers or any employee or consultant since our inception.

Options Grants during the Last Fiscal Year / Stock Option Plans

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to our employees or board members since our inception; accordingly, no stock options have been granted or exercised by our directors or officers since we were founded.

Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to our directors or officers since our inception; accordingly, no stock options have been granted or exercised by our directors or officers since we were founded.

Employment Contracts, Termination of Employment, Change-In-Control Arrangements

David Sobelman. Effective December 20, 2019, we entered into an employment agreement with David Sobelman to serve as our Chief Executive Officer, President and Secretary. The employment agreement is for a term of 5 years and shall automatically renew annually thereafter unless either party provides written notice of its intention not to extend the agreement at least ninety days prior to the then termination date. Pursuant to the employment agreement, Mr. Sobelman will have an initial annual base salary of $100,000 (subject to increase or decrease at the discretion of our Board), will be eligible to earn an annual bonus as determined by our Board and will be eligible to participate in any benefit programs in effect from time to time that are made available to similarly situated employees. In the event of a termination other than for “Cause”, as defined below, Mr. Sobelman will be entitled to cash in the amount of his base salary and any bonus earned up to the date of termination. In addition, provided that he grants a release of claims to us, Mr. Sobelman would be entitled to cash in the amount of his salary payable in monthly installments through the earlier of (1) the end of the initial term of the employment agreement and (2) 36 months after the 30th day after he is terminated. In the event of a termination for “Cause”, Mr. Sobelman will be entitled to cash in an amount equal to his base salary earned up to the date of termination. In the event of a termination due to death or disability, Mr. Sobelman will be entitled to cash in an amount equal to his six months of his base salary payable in monthly installments thereafter. During his employment with us and for twelve months thereafter, Mr. Sobelman agreed not to compete with us within the State of Florida or to solicit our employees or other related parties.

The employment agreement defines “Cause” as (1) the commission of a willful act of dishonesty in the course of performing duties, (2) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude (3) the refusal to perform duties and responsibilities or to carry out the lawful directives of the Board, which, if capable of being cured shall not have been cured, within 30 days after we provide written notice of our intention to terminate his employment, or (4) material non-compliance with the terms of the employment agreement, our policies, or any other agreement between us, which, if capable of being cured, shall not have been cured within 30 days thereafter.

Richard Russell. Effective December 20, 2019, we entered into an at-will employment agreement with Richard Russell to serve as our Chief Financial Officer. Pursuant to the employment agreement, Mr. Russell will be paid $175 per hour, will be eligible to earn discretionary bonuses and will be eligible to participate in an equity incentive plan to be established by us in the future, pursuant to which it is anticipated that Mr. Russell will receive an initial equity grant equal to 6,250 shares of restricted stock vesting in equal annual installments over a three-year period. The employment agreement further provides that Mr. Russell shall not work more than 20 hours in any week without the prior written consent of our Chief Executive Officer. Effective December 1, 2020, Mr. Russell’s employment agreement was amended in which he forgave cash compensation in lieu of being awarded 550 restricted shares of common stock each month until the closing of an initial underwritten public offering.

During his employment with us and for twelve months thereafter, Mr. Russell agreed not to compete with us within the State of Florida or to solicit our employees or other related parties.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or officers nor any of our associates or affiliates during the last two fiscal years is or has been indebted to us by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Director Compensation

Our non-independent directors do not receive cash compensation, but are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which our non-independent directors will be compensated in the future for any services provided as a director.

The Company granted 2,500 shares of restricted stock to each of Benjamin Adams and Patrick Quilty, vesting 1/3 annually subject to continued service with us, on July 15, 2019, pursuant to restricted stock award agreements. On February 3, 2020, the Company granted 2,500 shares of restricted stock to each of Betsy Peck and Stuart Eisenberg vesting 1/3 annually subject to continued service pursuant to restricted stock award agreements. We do not have any other agreements for compensating our directors for their services in their capacity as directors, although such current and future directors are expected in the future to receive restricted shares or stock options to purchase shares of our common stock as awarded by our Board. No compensation was awarded to, earned by, or paid to our directors for services rendered in all capacities to us for the period from January 1, 2017 to December 31, 2018. The following table summarizes all of the compensation earned by our directors for service as a director of our company during the year ended December 31, 2020. There was no compensation earned for any director during the year ended December 31, 2019.

Name	Fiscal Year	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Benjamin Adams	2020	—	$ 16,680	$ 16,680
Stuart Eisenberg	2020	—	—	—
Betsy Peck	2020	—	—	—
Patrick Quilty	2020	—	$ 16,680	$ 16,680

__________

(1)

The amounts reported in this column represent the aggregate fair value of the stock awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Relevant assumptions used to determine these amounts include a $20.00 per share valuation with a 0% forfeiture rate.

Item 4.  Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of common stock as of March 1, 2021 by each of our executive officers and directors, individually and as a group, and the present owners of 5% or more of our total outstanding shares. To our knowledge, each person that beneficially owns our common stock has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 401 East Jackson Street, Suite 3300, Tampa, FL 33602. As of March 3, 2021, we had 576,918 shares of common stock were issued and outstanding and no preferred stock was issued or outstanding (excluding 28,582 shares of restricted common stock and warrants to purchase up to 100,000 shares of common stock).

Name of Beneficial Owner	Number of Shares		Percent of Class
David Sobelman	225,010		39.0%
Benjamin Adams(1)	859		*
Patrick Quilty(1)	834		*
Betsy Peck(4)	—		*
Stuart Eisenberg(4)	—		*
Richard Russell(5)	15		*
All Officers and Directors as a Group (6 persons)	226,718		39.3%
John Robert Sierra Sr. Revocable Family Trust	125,000	(2)	21.7%
Kitty Talk, Inc. (3)	50,000		8.7%

__________

*	Represents beneficial ownership of less than 1%.

(1)

Excludes 1,668 shares of restricted common stock that was awarded July 15, 2019 and is subject to annual vesting 1/3 per year over a term of three years. Excludes 2,500 shares of restricted common stock that was awarded January 1, 2021 and is subject to annual vesting 1/3 per year over a term of three years.

(2)

Excludes 100,000 shares of common stock issuable pursuant to currently exercisable warrants at an exercise price of $20.00 per share of which 50,000 warrants will expire April 17, 2026 and the other 50,000 warrants will expire on November 12, 2027. The business address of John Robert Sierra Sr. Revocable Family Trust is 509 Guisando de Avila, Suite 200, Tampa FL 33613. John Robert Sierra Sr. is the sole trustee of the trust and has sole voting and dispositive power of such shares.

(3)	The business address of Kitty Talk, Inc. is 400 Beach Dr NE, Suite 2506, St Petersburg FL 33701. Steve Westphal has sole voting and dispositive power over such shares.

(4)

Excludes 2,500 shares of restricted common stock that was awarded February 3, 2020 and is subject to annual vesting 1/3 per year over a term of three years. Excludes 2,500 shares of restricted common stock that was awarded January 1, 2021 and is subject to annual vesting 1/3 per year over a term of three years. Vested shares totaling 834 shares have not yet been issued.

(5)

Excludes 6,250 shares of restricted common stock that was awarded February 3, 2020 and is subject to annual vesting 1/3 per year over a term of three years. Vested shares totaling 2,083 shares have not yet been issued.

The Company intends to do whatever necessary to qualify as a REIT, and the Company and Mr. Sobelman have entered into an agreement whereby if the Company would otherwise fail the “closely held” test, and Mr. Sobelman owns greater than 9.8% of our common stock, we will automatically redeem such number of Mr. Sobelman’s shares for consideration of $.01 per share as will permit us to satisfy the “closely held” test.

Change in Control

We are not aware of any arrangement that might result in our change in control in the future.

Item 5.  Interest of Management and Others in Certain Transactions

We do have a formal written policy for the review and approval of transactions with related parties. Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. The Board is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons. Our independent Board members will review any future transactions or agreements with Mr. Sobelman, 3 Properties or any other related party of Mr. Sobelman or the Company.

With the exception of the transactions set forth below, the Company was not a party to any transaction in which a director, executive officer, holder of more than five percent of our common stock, or any member of the immediate family of any such person has or will have a direct or indirect material interest and no such transactions are currently proposed.

As of December 31, 2020, our President has personally guaranteed the repayment of up to fifty percent of the $3.4 million loan secured by our Cocoa Beach property, the repayment of the $11.3 million due under the DC/Tampa/Huntsville loan and the $1.3 million loan secured by our Tampa Sherwin Williams property. The aggregate guaranteed principal amount of these loans total approximately $14.3 million. Our President has also provided a guaranty of the Borrower’s nonrecourse carveout liabilities and obligations in favor of the lender for the Norfolk, Virginia property loans, with an aggregate principal amount of approximately $13.1 million.

Our president faced conflicts of interest because he is our President and Chairman of the Board and owns and serves as the managing member of 3 Properties, a real estate investment brokerage firm. The sellers of properties acquired by the Company had paid 3 Properties $0, $230,224, $124,616 and $0 during the years ended December 31, 2020, 2019, 2018 and 2017, respectively, in brokerage fees for the acquisition of four properties. The Company previously engaged 3 Properties to be its asset manager and has paid it $40,135, $23,260, $2,191 and $0 during the years ended December 31, 2020, 2019, 2018 and 2017, respectively. Mr. Sobelman, together with his spouse, owns 100% of the outstanding membership interests in 3 Properties and is the managing member of 3 Properties. We terminated the agreement with 3 Properties effective August 31, 2020.

On May 19, 2015 we issued 250,000 shares of our common stock to Mr. Sobelman our President and Chairman at $0.04 per share for aggregate proceeds of $10,000. Mr. Sobelman currently owns 225,000 shares of our common stock.

There have been no other transactions, or any currently proposed transactions in which we are, or plan to be, a participant and in which any related person had or will have a direct or indirect material interest.

Item 6.  Other Information

None

Item 7.  Financial Statements

Generation Income Properties, Inc.

Index to Consolidated Financial Statements

December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Generation Income Properties, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Generation Income Properties, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes and the Schedule III (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2015.

Houston, Texas

March 12, 2021

Generation Income Properties, Inc.

Consolidated Balance Sheets

	As of December 31,
	2020	2019
Assets

Investment in real estate
Property	$37,352,447	$35,462,653
Tenant improvements	482,701	482,701
Acquired lease intangible assets	3,014,149	2,858,250
Less accumulated depreciation and amortization	(2,317,454)	(864,898)
Total investments	38,531,843	37,938,706
Cash and cash equivalents	937,564	974,365
Restricted cash	184,800	424,000
Deferred Rent asset	126,655	65,102
Prepaid expenses	134,165	78,008
Deferred financing costs	614,088	590,990
Accounts Receivable	75,794	73,848
Escrow deposit and other assets	75,831	10,607
Total Assets	$40,680,740	$40,155,626

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable	$118,462	$82,937
Accrued expenses	406,125	473,545
Acquired lease intangible liability, net	415,648	525,144
Insurance payable	40,869	55,200
Deferred rent liability	188,595	89,599
Note Payable - related party	1,100,000	1,900,000
Mortgage loans, net of unamortized discount of $689,190 and $182,255 at December 31, 2020 and December 31, 2019, respectively	28,356,571	26,397,547
Total liabilities	30,626,270	29,523,972

Redeemable Non-Controlling Interests	8,684,431	8,198,251

Stockholders’ Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 576,918 shares issued and outstanding at December 31, 2020 and 525,250 at December 31, 2019	5,770	5,253
Additional paid-in capital	5,541,411	4,773,639
Accumulated deficit	(4,177,142)	(2,345,489)
Total Generation Income Properties, Inc. stockholder’s equity	1,370,039	2,433,403

Total Liabilities and Stockholder’s Equity	$40,680,740	$40,155,626

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Consolidated Statements of Operations

	Twelve Months ended December 31,
	2020	2019
Revenue
Rental income	$3,520,376	$1,730,871

Expenses
General, administrative and organizational costs	919,316	937,109
Building expenses	711,446	266,113
Depreciation and amortization	1,452,556	665,675
Interest expense, net	1,400,129	682,889
Other expenses	—	85,000
Compensation costs	381,544	108,430
Total expenses	4,864,991	2,745,216
Net Loss	$(1,344,615)	$(1,014,345)

Less: Net income attributable to Non-controlling interest	487,038	493,521
Net Loss attributable to Generation Income Properties, Inc.	$(1,831,653)	$(1,507,866)

Total Weighted Average Shares of Common Shares Outstanding	532,281	503,989

Basic and Diluted Loss Per Share Attributable to Common Stockholder	$(3.44)	$(2.99)

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Accumulated	Generation Income Properties, Inc. Stockholders’	Redeemable Non-Controlling
	Shares	Amount	Capital	Deficit	Equity	Interest

Balance, December 31, 2018	459,951	$4,600	$3,698,740	$(837,623)	$2,865,717	$2,165,634

Common stock issued for cash	50,000	500	999,500	—	1,000,000	—
Common stock issued for services	15,299	153	321,175	—	321,128	—
Issuance of Redeemable Non-Controlling Interest	—	—	—	—	—	1,200,000
Issuance of Redeemable Operating Partnership Units	—	—	—	—	—	6,998,251
Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(261,334)
Redemption of Redeemable Non-Controlling Interest	—	—	—	—	—	(2,397,821)
Dividends Paid on Common Stock	—	—	(245,776)	—	(245,776)	—
Net income (loss) for the year	—	—	—	(1,507,866)	(1,507,866)	493,521

Balance, December 31, 2019	525,250	$5,253	$4,773,639	$(2,345,489)	$2,433,403	$8,198,251

Common stock issued for cash	50,000	500	999,500	—	1,000,000	—
Common stock issued for services	1,668	17	101,628	—	101,645	—
Issuance of Redeemable Operating Partnership Units	—	—	—	—	—	486,180
Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(487,038)
Dividends Paid on Common Stock	—	—	(333,356)	—	(333,356)	—
Net income (loss) for the year	—	—	—	(1,831,653)	(1,831,653)	487,038

Balance, December 31, 2020	576,918	$5,770	$5,541,411	$(4,177,142)	$1,370,039	$8,684,431

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Consolidated Statements of Cash Flows

	Twelve Months ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(1,344,615)	$(1,014,345)
Adjustments to reconcile net loss to cash generated from (used) in operating activities
Depreciation	1,041,222	488,828
Amortization of acquired lease intangible assets	411,334	176,847
Amortization of debt issuance costs	134,898	72,424
Amortization of below market leases	(109,496)	(39,461)
Compensation and consulting service expense paid in stock	101,645	321,328
Changes in operating assets and liabilities
Accounts receivables	(1,946)	(73,848)
Escrow deposit and other assets	(65,224)	(9,095)
Deferred rent asset	(61,553)	(47,094)
Prepaid expense	(56,157)	(68,158)
Accounts payable	35,525	4,712
Accrued expenses	72,030	(164,936)
Deferred rent liability	98,996	89,599
Net cash generated from (used in) operating activities	256,659	(263,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land, buildings, other tangible and intangible assets	(272,849)	(16,714,947)
Escrow deposits for purchase of properties	—	110,000
Net cash used in investing activities	(272,849)	(16,604,947)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	1,000,000	1,000,000
Proceeds from preferred equity	—	1,200,000
Proceeds from related party loan	—	1,900,000
Related party loan repayments	(800,000)	—
Mortgage loan borrowings	11,287,500	16,884,140
Mortgage loan repayments	(10,108,205)	(88,376)
Stock issuance cost paid in cash	—	(124,200)
Debt issuance costs paid by cash	(589,133)	(168,800)
Distribution on redeemable preferred equity	(487,038)	(261,334)
Redemption of redeemable preferred equity	—	(2,397,821)
Dividends paid on common stock	(333,356)	(245,776)
Deferred financing costs	(215,248)	(128,654)
Insurance financing borrowings	189,153	59,891
Insurance financing repayments	(203,484)	(4,691)
Net cash (used in) generated from financing activities	(259,811)	17,624,379

NET(DECREASE) INCREASE IN CASH	(276,001)	756,233
CASH - BEGINNING OF YEAR	1,398,365	642,132
CASH - END OF YEAR	$1,122,364	$1,398,365

CASH TRANSACTIONS
Interest paid	1,245,012	593,903
NON-CASH TRANSACTIONS
Operating partnership units issued for property acquisitions	486,180	6,998,251
Debt assumed related to asset acquisition	1,286,664	—
Deferred distribution on redeemable preferred equity accrued	—	207,812
Deferred financing costs on account	224,000	462,337

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Notes to Consolidated Financial Statements

Note 1 – Organization

Generation Income Properties, Inc. (the “Company”) was formed as a Maryland corporation on June 19, 2015 to opportunistically acquire and invest in freestanding, single-tenant commercial properties located primarily in major cities in the United States. The Company is internally managed and intends on net leasing properties to investment grade tenants.

The Company formed Generation Income Properties L.P. (the “Operating Partnership”) in October 2015. Substantially all of the Company’s assets are held by, and operations are conducted through the Operating Partnership. The Company is the general partner of the Operating Partnership which has a current ownership of 60.7%. The Company formed a Maryland entity GIP REIT OP Limited LLC in 2018 that owns 0.01% of the Operating Partnership.

On March 8, 2017, the Company formed GIPDC 3707 14th ST, LLC, a wholly owned subsidiary of the Operating Partnership, and closed an acquisition for approximately $2.6 million including closing costs.

On June 13, 2017, the Company formed GIPFL 1300 S Dale Mabry, LLC, a wholly owned subsidiary of our Operating Partnership, and closed an acquisition on April 4, 2018 for approximately $3.6 million including closing costs.

On November 29, 2018, the Company formed GIPAL JV 15091 SW ALABAMA 20, which closed an acquisition on December 20, 2018 for approximately $8.4 million including closing costs. The Company entered into a joint venture with TC Huntsville, LLC (“TC Huntsville”) which contributed $2.2 million to help purchase this acquisition. TC Huntsville was paid each month in cash a 10% return on their investment and earned an additional deferred 10% return that was paid when the Company redeemed their interest in December 2019. The Company and TC Huntsville will generally share profits and losses on a 50/50 basis. The Company is the general manager of the property and has operating decision on all aspects of this venture. As such the Company consolidates this joint venture.

On December 18, 2019, the Company redeemed 100% of TC Huntsville membership interests in the Alabama Subsidiary for approximately $2.4 million in cash, using existing cash and the proceeds from the $1.9 million secured non-convertible promissory note. On December 16, 2019, our Operating Partnership issued a secured non-convertible promissory note to the Clearlake Preferred Member for $1.9 million that is due on December 16, 2021 and bears an interest rate of 10%. The loan is repayable without penalty at any time. The loan is secured by all of the personal and fixture property assets of the Operating Partnership.

On July 10, 2019, the Company formed GIPFL JV 1106 CLEARLAKE ROAD, LLC, which closed an acquisition on September 11, 2019 for approximately $4.5 million including closing costs. As part of the Company’s acquisition, this operating subsidiary entered into a preferred equity agreement with the Brown Family Trust (“BFT”) on September 11, 2019 pursuant to which the Company’s subsidiary received a capital contribution of $1,200,000. Pursuant to the agreement, the Company will pay the preferred equity member a 10% IRR on a monthly basis and redeem the entire amount due after 24 months at the option of the preferred equity member. The Operating Partnership, Generation Income Properties, LP, is the general manager of the subsidiary. Because of the redemption right, the non-controlling interest in presented as temporary equity at redemption value. The current redemption amount is $1,200,000. Distributable operating funds are distributed first to BFT until the unpaid preferred return is paid off and then to the Company.

The Company formed two entities, GIPVA 130 CORPORATE BLVD, LLC on August 12, 2019 and GIPVA 2510 WALMER AVE, LLC on July 10, 2019 to acquire on September 30, 2019 the following properties:

•

A two-tenant office building in Norfolk, Virginia for total consideration of approximately $11.5 million. The acquisition of the building was funded by issuing 248,250 common units in the Operating Partnership, priced at $20.00 per unit, for a total value of $4,965,000 plus $822,000 in cash, and the assumption of approximately $6.0 million of mortgage debt.

•

A single-tenant office building in Norfolk, Virginia for total consideration of approximately $7.1 million. This transaction was funded with the issuance of 101,663 common units in the Operating Partnership, priced at $20.00 per unit, for a total value of $2,033,250 plus $100,000 in cash, and the assumption of approximately $5.2 million of mortgage debt.

On November 30, 2020, the Company formed GIPFL 508 S. Howard Ave, LLC which closed an acquisition on November 30, 2020 for approximately $1.8 million including closing costs. The acquisition of the building was funded by issuing 24,309 common units in the Operating Partnership, priced at $20.00 per unit, for a total value of $486,180 plus $1,000 in cash, and the assumption of approximately $1.3 million of existing mortgage debt.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”).

On October 12, 2020, the Company effectuated a one-for-four reverse split of its Common Stock. All information herein has been adjusted to give effect  to the reverse split.

Consolidation

The accompanying consolidated financial statements include the accounts of Generation Income Properties, Inc. and the Operating Partnership and all of the direct and indirect wholly-owned subsidiaries of the Operating Partnership and the Company’s subsidiaries.  All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements include the accounts of all entities in which the Company has a controlling interest. The ownership interests of other investors in these entities are recorded as non-controlling interests or redeemable non-controlling interest. Non-controlling interests are adjusted each period for additional contributions, distributions, and the allocation of net income or loss attributable to the non-controlling interests.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. For the twelve months ended December 31, 2019, we reclassified $102,646 of property insurance, property taxes and property asset management fees from general, administrative and organizational costs to building expenses to conform with the classifications in 2020. We also reclassified insurance payments and financings from operating activities to investing activities.

Related Party

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. See Note 9 for detailed related party's transactions.

Cash and Cash Equivalents and Restricted Cash

The Company considers all demand deposits, cashier’s checks and money market accounts to be cash equivalents. Amounts included in restricted cash represent funds held by the Company related to tenant escrow reimbursements and immediate repair reserve. The following table provides a reconciliation of the Company’s cash and cash equivalents and restricted cash that sums to the total of those amounts at the end of the periods presented on the Company’s accompanying Consolidated Statements of Cash Flows:

	As of December 31,
	2020	2019

Cash and cash equivalents	$937,564	$974,365
Restricted cash	184,800	424,000
Total cash and cash equivalents and restricted cash	$1,122,364	$1,398,365

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We have determined that all of our leases should be accounted for as operating leases. The Company leases real estate to its tenants under long-term net leases which we account for as operating leases. Under this method, leases that have fixed and determinable rent increases are recognized on a straight-line basis over the lease term. Certain leases also provide for additional rent based on tenants’ sales volumes. These rents are recognized when determinable after the tenant exceeds a sales breakpoint.

Recognizing rent escalations on a straight-line method results in rental revenue recognition of deferred rent assets and liabilities in our Consolidated Balance Sheets. The balance of straight-line rent receivable at December 31, 2020 and 2019 was $127 thousand and $65 thousand, respectively. There was $189 thousand and $90 thousand of deferred rent liability as of December 31, 2020 and 2019, respectively. To the extent any of the tenants under these leases become unable to pay their contractual cash rents, the Company may be required to write down the straight-line rent receivable from those tenants, which would reduce rental income. The deferred rent liability arises when the amount of rental revenue recognized under the straight-line method is more than the cash received.

The Company reviews the collectability of charges under its tenant operating leases on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that collectability with respect to any tenant changes, beginning with the adoption of ASC 842 as of January 1, 2019, the Company recognizes an adjustment to rental income. The Company’s review of collectability of charges under its operating leases includes any accrued rental revenues related to the straight-line method of reporting rental revenue. There were no allowances for receivables recorded in 2020 or 2019.

The Company’s leases provide for reimbursement from tenants for common area maintenance (“CAM”), insurance, real estate taxes and other operating expenses. A portion of our operating cost reimbursement revenue is estimated each period and is recognized as rental income in the period the recoverable costs are incurred and accrued.

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 842 “Leases” (“ASC 842”) using the modified retrospective approach as of January 1, 2019 and elected to apply the transition provisions of the standard at the beginning of the period of adoption. The Company adopted the practical expedient in ASC 842 that alleviates the requirement to separate lease and non-lease components. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the 2019 consolidated statement of operations and comprehensive income.

The Company often recognizes above- and below-market lease intangibles in connection with acquisitions of real estate. The capitalized above- and below-market lease intangibles are amortized to rental revenue over the remaining term of the related leases.

Other Expenses

During the year ended December 31, 2019, the Company agreed to a $85,000 settlement for the termination of an agreement which had allowed for the opportunity to develop single-tenant, net lease buildings throughout the U.S. over the next several years. The Company decided to terminate this agreement due to the inability to agree to terms on the development of individual locations

Stock-Based Compensation

The Company records all equity-based incentive grants to employees and non-employee members of the Company’s Board of Directors in operating expenses in the Company’s Consolidated Statements of Operations based on their fair values determined on the date of grant. Stock-based compensation expense, reduced for estimated forfeitures, is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the outstanding equity awards.

Real Estate

Acquisitions of real estate are recorded at cost.

Depreciation Expense

Real estate and related assets are stated net of accumulated depreciation. Renovations, replacements and other expenditures that improve or extend the life of assets are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful life of the buildings, which are generally between 30 and 50 years, tenant improvements, which are generally between 2 and 10 years.

Real Estate Purchase Price Assignment

The Company assigns the purchase price of real estate to tangible and intangible assets and liabilities based on fair value.  Tangible assets consist of land, buildings and tenant improvements.  Intangible assets and liabilities consist of the value of in-place leases and above or below market leases assumed with the acquisition. The Company assessed whether the purchase of the building falls within the definition of a business under ASC 805 and concluded that all asset transactions were an asset acquisition, therefore it was recorded at the purchase price, including capitalized acquisition costs, which is allocated to land, building, tenant improvements and intangible assets and liabilities based upon their relative fair values at the date of acquisition.

The fair value of the In-place lease is the estimated cost to replace the leases (including loss of rent, estimated commissions and legal fees paid in similar leases). The capitalized in-place leases are amortized over the remaining team of the leases as amortization expense. The fair value of the above or below market lease is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease. The capitalized above or below market lease values are amortized as a decrease or increase to rental income over the remaining term of the lease. For additional information, see Note 4 - Acquired Lease Intangible Asset, net. And Note 5 - Acquired Lease Intangible Liability, net.

Income Taxes

The Company intends to operate and be taxed as a real estate investment trust (“REIT”) under Section 856 through 860 of the Internal Revenue Code (“Code”), commencing with our taxable year ending December 31, 2021. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders.

We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

The Company also recognizes liabilities for unrecognized tax benefits which are recognized if the weight of available evidence indicates that it is not more-likely-than-not that the positions will be sustained on examination, including resolution of the related processes, if any. As of each balance sheet date, unrecognized benefits are reassessed and adjusted if the Company’s judgement changes as a result of new information.

Earnings per Share

In accordance with ASC 260, basic earnings/loss per share (“EPS”) is computed by dividing net loss attributable to the Company that is available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of warrants), and convertible debt, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.  As of December 31, 2020 and December 31, 2019, there were no common stock dilutive instruments.

Impairments

The Company reviews real estate investments and related lease intangibles, for possible impairment when certain events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable though operations plus estimated disposition proceeds. Events or changes in circumstances that may occur include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. Impairments are measured to the extent the current book value exceeds the estimated fair value of the asset less disposition costs for any assets classified as held for sale. There were no impairments in 2020 or 2019.

The valuation of impaired assets is determined using valuation techniques including discounted cash flow analysis, analysis of recent comparable sales transactions, and purchase offers received from third parties, which are Level 3 inputs. The Company may consider a single valuation technique or multiple valuation techniques, as appropriate, when estimating the fair value of its real estate. Estimating future cash flows is highly subjective and estimates can differ materially from actual results.

Deferred Financing Costs

As of December 31, 2020 and 2019, the Company incurred $614 thousand of costs associated with its proposed equity raise while $591 thousand from cost incurred in 2019 was from both debt and equity raise. The $591 thousand incurred in 2019 was comprised of $416 thousand for the $11.3 million debt issuance and $175 thousand was associated with our ongoing equity raise.

Note 3 – Investments in Real Estate

The Company’s real estate is comprised of the following:

	December 31,
	2020	2019

Property	$37,352,447	$35,462,653
Tenant improvements	482,701	482,701
Acquired lease intangible assets	3,014,149	2,858,250
Total	40,849,297	38,803,604
Less accumulated depreciation and amortization	(2,317,454)	(864,898)
Total investments	$38,531,843	$37,938,706

The purchase price of the asset acquisition was allocated to land, building, tenant improvement and acquired lease intangible assets and liabilities based on management’s estimate.

Depreciation expense for year ended December 31, 2020 and 2019 was $1,041,222 and $488,828, respectively.

Acquisitions:

Fiscal Year 2020

During the year ended December 31, 2020, the Company acquired one property.

Total

Property	$1,662,904
Tenant improvements	—
Acquired lease intangible assets	184,767
Total investments	1,847,671
Less acquired lease intangible liability	—
Total investments	$1,847,671

Purchase/Contribution value before closing costs	$1,800,000

__________

(a)

The property was purchased on November 30, 2020 from a related party for 24,309 common units in the Operating Partnership at a $20.00 per unit price valued in total for $486,180, $1,000 in cash and the assumption of $1,286,664 in existing debt.  The Company’s president owns 10% of the related party.

Fiscal Year 2019

During the year ended December 31, 2019, the Company acquired the following three properties:

	Property 1 (a)	Property 2 (b)	Property 3 (c)	Total

Property	$4,532,942	$10,939,880	$6,529,747	$22,002,569
Tenant improvements	—	174,876	72,152	247,028
Acquired lease intangible assets	298,230	1,014,280	613,291	1,925,801
Total investments	4,831,172	12,129,036	7,215,190	24,175,398
Less acquired lease intangible liability	(252,349)	(209,851)	—	(462,200)
Total investments	$4,578,823	$11,919,185	$7,215,190	$23,713,198

Purchase/Contribution value before closing costs	$4,543,188	$11,454,200	$7,100,000	$23,097,388

__________

(a)	Property 1 was purchased on September 11, 2019 using a $1,200,000 capital contribution relating to a redeemable non-controlling interest and debt of $3,407,391.

(b)

Property 2 was acquired by the Company on September 30, 2019 for 248,250 common units in the Operating Partnership at a $20.00 per unit price valued in total for $4,965,000, $821,715 in cash and the assumption of $6,013,285 in existing debt.

(c)

Property 3 was acquired by the Company on September 30, 2019 for 101,663 common units in the Operating Partnership at a $20.00 per unit price valued in total for $2,033,250, $100,000 in cash, and the assumption of $4,966,749 in existing debt.

The purchase price of the asset acquisitions were allocated to land, building, tenant improvement and acquired lease intangible assets and liabilities based on management’s estimate.

The acquisitions were accounted for as an asset acquisition as the underlying property did not meet the definition of a business as the Company early adopted ASU No. 2017-01, Business Combinations – Clarifying the Definition of a Business.

Note 4 – Acquired Lease Intangible Asset, net

Intangible assets, net is comprised of the following:

	As of December 31,
	2020	2019

Acquired lease intangible assets	$3,014,149	$2,858,250
Accumulated amortization	(624,106)	(212,772)
Acquired lease intangible assets, net	$2,390,043	$2,645,478

The amortization for lease intangible assets for the year ended December 31, 2020 and 2019 was $411,334 and $176,847, respectively.

The future amortization for intangible assets is listed below:

As of
December 31, 2020
2021	$411,078
2022	288,215
2023	288,215
2024	288,215
2025	288,215
2026 and beyond	826,105
$2,390,043

Note 5 – Acquired Lease Intangible Liability, net

Acquired lease intangible liability is comprised of the following:

	As of December 31,
	2020	2019

Acquired lease intangible liability	$585,792	$585,792
Less: recognized rental income	(170,144)	(60,648)
Total below market lease, net	$415,648	$525,144

The amortization for below market leases for the year ended December 31, 2020 and 2019 was $109,496 and $39,461, respectively.

The future amortization for intangible liabilities is listed below:

As of
December 31, 2020
2021	$100,805
2022	47,876
2023	47,876
2024	47,876
2025	47,876
2026 and beyond	123,339
$415,648

Note 6 – Debt

		Maturity	As of December 31,
	Interest Rate	Date	2020	2019
Promissory note issued for $3,700,000 by a financial institution, bearing interest at and interest payments due monthly of approximately $14,000. Note was issued on April 4, 2018 and was repaid in 2020. Secured by our 7-Eleven property and our Starbucks property.	4.6289% adjusted monthly based on 30 day LIBOR plus 225 basis points	4/4/2020	$—	$3,683,052

Promissory note issued for $6,100,000 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on December 20, 2018 and was repaid in 2020. Secured by our Pratt and Whitney property.	4.7394% adjusted monthly based on 30 day LIBOR plus 225 basis points	12/20/2020	$—	$6,097,407

Promissory note issued for $3,407,391 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on September 11, 2019 and can be prepaid at any time without penalty. Secured by our Walgreen - Cocoa, Florida property.	4.17% adjusted monthly based on 30 day LIBOR plus 225 basis points	9/11/2021	$3,407,391	3,407,391

Promissory note issued for $8,260,000 by a financial institution, interest and principal payments due monthly of approximately $44,800. Note was issued on September 30, 2019 and can be prepaid at any time without penalty. Secured by our GSA/Maersk - Norfolk, Virginia property.	4.25%	9/30/2024	$8,022,271	8,213,077

Promissory note issued for $5,216,749 by a financial institution, interest and principal payments due monthly of approximately $29,600. Note was originally issued on October 23, 2017 and modified on September 30, 2019 and can be prepaid at any time without penalty. Secured by our PRA - Norfolk, Virginia property.	4.25%	10/23/2024	$5,041,935	5,178,875

Promissory note issued for $1,286,664 by a financial institution, interest and principal payments due monthly of approximately 3,800. Note was originally issued on January 15, 2015 and modified on November 30, 2020 and can be prepaid at any time without penalty. Secured by out Tampa Sherwin-Williams property.	3.72% fixed	10/23/2024	$1,286,664	—

Promissory note issued for $11,287,500 by a financial institution, interest only payment is approximately $39,000 and starting April 6, 2021, interest and principal payments due monthly of approximately $55,000. Note was issued on February 11, 2020. Secured by our Washington, DC, Tampa, FL and Huntsville, AL properties. It cannot be prepaid without a penalty	4.17%	3/06/2030	$11,287,500	—

Promissory note issued for $1,900,000 to a Clearlake Preferred Member, secured by all of the personal and fixture property of the Operating Partnership, interest payments due monthly. Note was issued on December 16, 2019 and can be prepaid at any time without penalty.	10.00%	12/16/2021	$1,100,000	1,900,000

Less: debt issuance costs, net			(689,190)	(182,255)

			$29,456,571	$28,297,547

During the twelve months ended December 31, 2020 and 2019, the Company incurred and paid $589,133 and $168,800, respectively of debt issuance costs and amortized $134,898 and $55,800, respectively to interest expense.

On November 30, 2020, the Company entered into an interest rate swap to convert the $1,286,664 floating rate promissory note secured by the Tampa Sherwin-Williams property into a fixed rate note. We have determined that the interest rate swap had a nominal fair value through December 31, 2020.

As of December 31, 2020, we had three promissory notes totaling approximately $24.4 million require Debt Service Coverage Ratios (also known as “DSCR”) of 1.25:1.0, one promissory notes totaling $3.4 million require DSCR of 1.10:1.0, and one promissory notes totaling $1.3 million require DSCR of 1.20:1.0. We were in compliance with all covenants as of December 31, 2020. The loan issued to the Clearlake Preferred Member has no DSCR requirements.

As of December 31, 2020, the Company’s President has personally guaranteed the repayment of up to fifty percent of the $3.4 million loan secured by our Cocoa Beach property, the repayment of the $11.3 million due under the DC/Tampa/Huntsville loan and the $1.3 million loan secured by our Tampa Sherwin Williams property. The aggregate guaranteed principal amount of these loans total approximately $14.3 million. The Company’s President has also provided a guaranty of the Borrower’s nonrecourse carveout liabilities and obligations in favor of the lender for the Norfolk, Virginia property loans, with an aggregate principal amount of approximately $13.1 million.

Minimum required principal payments on the Company’s debt as of December 31, 2020 are as follows:

As of
December 31, 2020
2021	$4,988,246
2022	550,692
2023	574,513
2024	12,229,411
2025	252,318
2026 and beyond	11,550,580
$30,145,760

In September 2017, we received a $5,000,000 revolving line of credit from a commercial bank. We have never utilized any of our line of credit and it expired September 30, 2019. During the year ended December 31, 2019, the Company amortized $16,624 of line of credit costs to interest expense.

Note 7 – Redeemable Non-Controlling Interests

The following table reflects our Redeemable Non-Controlling Interests:

	TC Huntsville	Brown Family Trust	Greenwal L.C.	Riverside Crossing L.C.	Total

Balance, December 31, 2018	$2,165,634	$—	$—	$—	$2,165,634

Issuance of Redeemable Non-Controlling Interest	—	1,200,000	—	—	1,200,000
Issuance of Redeemable Operating Partnership Units	—	—	4,965,000	2,033,251	6,998,251
Distribution on Redeemable Non-Controlling Interest	(219,709)	(41,625)	—	—	(261,334)
Redemption of Redeemable Non-Controllable Interest	(2,397,821)	—	—	—	(2,397,821)
Net income for the year	451,896	41,625	—	—	493,521

Balance, December 31, 2019	$—	$1,200,000	$4,965,000	$2,033,251	$8,198,251

	GIP Fund I	Brown Family Trust	Greenwal L.C.	Riverside Crossing L.C.	Total

Balance, December 31, 2019	$—	$1,200,000	$4,965,000	$2,033,251	$8,198,251

Issuance of Redeemable Operating Partnership Units	486,180	—	—	—	486,180
Distribution on Redeemable Non-Controlling Interest	—	(119,630)	(260,663)	(106,745)	(487,038)
Net income for the year	—	119,630	260,663	106,745	487,038

Balance, December 31, 2020	$486,180	$1,200,000	$4,965,000	$2,033,251	$8,684,431

As part of the Company’s acquisition of a building for $8.3 million in Huntsville, AL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with TC Huntsville, LLC on December 20, 2018 pursuant to which the Company’s subsidiary received a capital contribution of $2.2 million. Pursuant to the agreement, the Company was required to pay the preferred equity member a 10% IRR on a monthly basis, pay an additional 10% IRR on a deferred basis after 24 months and redeem the entire amount due after 24 months at the option of the preferred equity member.

On December 18, 2019, the Company redeemed TC Huntsville, LLC 100% membership interests in the Alabama Subsidiary for approximately $2.4 million in cash, using existing cash and the proceeds from the $1.9 million secured non-convertible promissory note. The redemption included $208 thousand of deferred distributions reflecting the deferred 10% IRR that were accrued during 2019.

As part of the Company’s acquisition of a building for $4.5 million in Cocoa, FL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with BFT on September 11, 2019 pursuant to which the Company’s subsidiary received a capital contribution of $1,200,000. Pursuant to the agreement, the Company will pay the preferred equity member a 10% IRR on a monthly basis and redeem the entire amount due after 24 months at the option of the preferred equity member. The Operating Partnership, is the general manager of the subsidiary. Because of the redemption right, the non-controlling interest in presented as temporary equity at redemption value. The current redemption amount is $1,200,000. Distributable operating funds are distributed first to BFT until the unpaid preferred return is paid off and then to the Company.

As part of the Company’s acquisition of two buildings on September 30, 2019 for $18.6 million in Norfolk, VA, the Operating Partnership entered into contribution agreements with two entities that resulted in the issuance of 349,913 common units in Operating Partnership at $20.00 per share for a total value of $6,998,251 or 40.7% in our Operating Partnership. The contribution agreement allows for the entity to require the Operating Partnership to redeem, all or a portion of its units for either (i) the Redemption Amount (within the meaning of the Partnership Agreement), or (ii) until forty nine (49) months from date of Closing, cash in an agreed-upon Value (within the meaning of the Partnership Agreement) of $20.00 per share of common stock of the Company, as set forth on the Notice of Redemption. As such, the Company has determined their equity should be classified as a Redeemable Non-Controlling Interest.

As part of the Company’s acquisition of one building on November 30, 2020 for $1.8 million in Tampa, FL, the Operating Partnership entered into a contribution agreement with one entity that resulted in the issuance of 24,309 common units in Operating Partnership at $20.00 per share for a total value of $486,180 or 2.55% in our Operating Partnership. The contribution agreement allows for the two entities to require the Operating Partnership to redeem, all or a portion of its units for either (i) the Redemption Amount (within the meaning of the Partnership Agreement), or (ii) until forty nine (49) months from date of Closing, cash in an agreed-upon Value (within the meaning of the Partnership Agreement) of $20.00 per share of common stock of the Company, as set forth on the Notice of Redemption. As such, the Company has determined their equity should be classified as a Redeemable Non-Controlling Interest.

Note 8 – Equity

Stock Issued for Cash

The Company is authorized to issue up to 100,000,000 shares of common stock and 10,000,000 of undesignated preferred stock. No preferred shares have been issued as of the date of this report. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s Board of Directors.

The Company paid $124,200 in stock issuance costs during the year ended December 31, 2019 (which were incurred and accrued in the prior year).

On April 25, 2019, the Company raised $1,000,000 by issuing 50,000 Units with each Unit being comprised of one share of its Common Stock, and one warrant to purchase one share of its Common Stock (the “Common Warrants”). Each Unit was sold for a price of $20.00 per Unit. The shares of the Company’s Common Stock and Common Warrants included in the Units, were offered together, but the securities included in the Units are issued separately. The Common Warrants are immediately exercisable at a price of $20.00 per share of Common Stock, subject to adjustment in certain circumstances, and will expire seven years from the date of issuance.

On November 13, 2020, the Company raised $1,000,000 by issuing 50,000 Units with each Unit being comprised of one share of its Common Stock, and one warrant to purchase one share of its Common Stock (the “Common Warrants”). Each Unit was sold for a price of $20.00 per Unit. The shares of the Company’s Common Stock and Common Warrants included in the Units, were offered together, but the securities included in the Units are issued separately. The Common Warrants are immediately exercisable at a price of $20.00 per share of Common Stock, subject to adjustment in certain circumstances, and will expire seven years from the date of issuance.

Warrants

The Company has 100,000 warrants outstanding as of December 31, 2020 which are immediately exercisable at a price of $20.00 per share of Common Stock, subject to certain circumstances, and which will expire seven years from the date of issuance.

Issue Date	Warrants Issued

April 25, 2019	50,000
November 13, 2020	50,000

There was no intrinsic value for the warrants as of December 31, 2020 and 2019.

Stock Compensation

On May 31, 2019 we issued 15,299 shares of our common stock for financial advisory and investment banker services reflected as an expense of approximately $305,965 for the twelve months ended December 31, 2019. The fair value of the award is based on the most recent equity pricing issuance of $20 per share.

On July 17, 2019, the board of directors granted 2,500 restricted shares to each of the two independent directors’ that will vest every 12 months on an annual basis over 36 months. The award is valued at $50,000 for each grant and is based on the most recent equity pricing issuance of $20 per share.  The pro-rated vested shares will be issued upon the annual anniversary of the award. On February 3, 2020, the board of directors granted 2,500 restricted shares to two new independent directors’ that will vest every 12 months on an annual basis over 36 months. The award is valued at $50,000 for each grant and is based on the most recent equity pricing issuance of $20 per share.  The pro-rated vested shares will be issued upon the annual anniversary of the award.

On February 3, 2020, the board of directors granted 6,250 restricted shares to its chief financial officer that will vest every 12 months on an annual basis over 36 months. The award is valued at $125,000 for each grant and is based on the most recent equity pricing issuance of $20 per share.  The pro-rated vested shares will be issued upon the annual anniversary of the award.

Restricted Common Shares issued to the Board and Management

	2020	2019

Number of Shares Outstanding at beginning of the year	5,000	—
Restricted Shares Issued	11,250	5,000
Restricted Shares Vested	(1,668)	—

Number of Restricted Shares Outstanding at beginning of the year	14,582	5,000

Compensation expense	$101,645	$15,363

Common Shareholders Cash Distributions

Board of Directors Authorized Date	Record Date	Per Share Cash Dividend to Common Shareholders	Total Dividends Paid	President Ownership at time of Distribution*
May 20, 2019	May 1, 2019	$0.42	$119,676	44.1%
October 18, 2019	October 1, 2019	$0.42	$126,100	42.8%
January 31, 2020	February 28, 2020	$0.35	$105,101	42.8%
June 23, 2020	July 2, 2020	$0.35	$105,084	42.8%
October 30, 2020	November 17, 2020	$0.35	$123,171	39.0%

*David Sobelman, our president and founder waived his right to receive a dividend for all of these periods mentioned above.

Operating Partnership Cash Distributions

Board of Directors Authorized Date	Record Date	Per Share Cash Dividend to Operating Partnership LP Holders	Total Dividends Paid
January 31, 2020	February 28, 2020	$0.35	$122,470
June 23, 2020	July 2, 2020	$0.35	$122,470
October 30, 2020	November 17, 2020	$0.35	$122,468

While we are under no obligation to do so, we expect to declare and pay dividends to our stockholders; our board of directors may declare a dividend as circumstances dictate. The issuance of a dividend will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum dividend, and our charter does not require that we issue dividends to our stockholders other than as necessary to meet IRS REIT qualification standards.

Note 9 – Related-Party Transactions

The Company had previously engaged 3 Properties (a brokerage and asset manager company) that is owned 100% by the Company’s CEO, when it purchases properties and to manage properties. This agreement was terminated effective August 31, 2020. For the year ended December 31, 2020 and 2019, we paid 3 Properties $40,135 and $23,260, respectively for asset management services related to the property owned by GIP.

The sellers of properties acquired by the Company paid 3 Properties $230,224 for the year ended December 31, 2019, in brokerage fees for the acquisition of various properties identified for us by 3 Properties.  No other fees were paid by the Company to 3 Properties for the year ended December 31, 2020 or 2019.

On November 30, 2020, the Company acquired an approximately 3,500-square-foot building from GIP Fund 1, LLC a related party that is owned 10% by the President and Chairman of the Company. The retail single-tenant property (occupied by The Sherwin-Williams Company) in Tampa, Florida was acquired for approximately $1.8 million and was funded with approximately $1.3 million of debt from Valley National Bank and the issuance of 24,309 partnership units in Generation Income Properties LP valued at $20.00 per unit for purposes of the contribution. Sherwin Williams has a credit rating of BBB from Standard & Poor’s with approximately 7.5 years remaining on the lease term for the property.

Note 10 – Leases

For the year ended December 31, 2020 and 2019, we had four tenants that each account for more than 10% of our rental revenue as indicated below:

	2020	2019

Starbucks – Tampa, FL property	*	11.9%
Pratt and Whitney – Huntsville, AL property	21.0%	43.3%
General Services Administration – Walmer Ave. property	25.3%	13.7%
Maersk Shipping – Walmer Ave. property	10.7%	*
PRA Holding – Corporate Blvd. property	21.8%	11.8%

__________

 * below 10%

The relevant company annual reports are disclosed in Item 1. Business – Description of Real Estate in Form 1-K.

Future Minimum Rents

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years:

Future Minimum Base Rent Payments
2021	$3,379,000
2022	3,049,000
2023	3,067,000
2024	3,064,000
2025	3,076,000
Thereafter	7,823,000
$23,458,000

Note 11 – Income Taxes

The Company performs an evaluation of the realizability of its deferred tax assets on a semi-annual basis.  The Company considers all positive and negative evidence available in determining the potential of realizing deferred tax assets, including the scheduled reversal of temporary differences, recent and projected future taxable income and prudent and feasible tax planning strategies.  The estimates and assumptions used by the Company in computing the income taxes reflected in the accompanying consolidated financial statements could differ from the actual results reflected in the income tax returns filed during the subsequent year. Adjustments are recorded based on filed returns when finalized or the related adjustments are identified.

Under ASC 740-10-30-5, Income Taxes, deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not (i.e., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The Company considers all positive and negative evidence available in determining the potential realization of deferred tax assets including, primarily, the recent history of taxable earnings or losses. Based on operating losses reported by the Company during 2019, 2018, 2017 and 2016, the Company concluded there was not sufficient positive evidence to overcome this recent operating history. As a result, the Company believes that a valuation allowance is necessary based on the more-likely-than-not threshold noted above. The Company recorded a valuation allowance of approximately of $1,396 thousand as of December 31, 2020 and approximately $714 thousand as of December 31, 2019 equal to its deferred tax asset at that time. The valuation allowance reflects the decrease in deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017. The Company’s net operating losses as of December 31, 2020 and 2019 was approximately $1,345,000 and $1,014,000.

Significant components of the tax expense (benefit) recognized in the accompanying consolidated statements of operations for the period December 31, 2020 and December 31, 2019 are as follows:

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Current tax benefit
Federal	$(466,975)	$(337,040)
State	(96,630)	(69,735)
Total current tax benefit	(563,605)	(406,775)
Deferred tax expense	266,357	87,360
Rate change adjustment	3,937	—
Valuation allowance	293,311	319,415
Income tax benefit	$—	$—

The reconciliation of the income tax computed at the combined federal and state statutory rate of 17.1% as of December 31, 2020 and 21.2% as of December 31, 2019 to the income tax benefit is as follows:

	Year Ended		Year Ended
	December 31, 2020		December 31, 2019
Benefit on net loss	(313,001)	17.1%	(319,869)	21.2%
Nondeductible expenses	15,753	-1.0%	454	-0.1%
Rate change adjustment	3,937	-0.2%	—	0.0%
Valuation allowance	293,311	-15.9%	319,415	-21.1%
Tax benefit/effective rate	—	0.0%	—	0.0%

The significant components of the Company’s deferred tax liabilities and assets as of December 31, 2020 and December 31, 2019 are as follows:

	As of	As of
	December 31, 2020	December 31, 2019
Deferred tax assets:
Tax expense for debt issuance costs	$170,241	$55,899
Loss carryforwards	1,161,562	587,774
Organizational costs	65,050	71,197
Total deferred tax asset	1,396,853	714,870
Valuation allowance	(1,396,853)	(714,870)
Net deferred tax asset	$—	$—

The Company’s federal and state tax returns for the 2017 through 2019 tax years generally remain subject to examination by U.S. and various state authorities.

Note 12 – Commitments and Contingencies

As of December 31, 2020, we had one outstanding agreement to acquire a property.

A purchase agreement was signed on August 24, 2018, (amended on November 21, 2018) for an approximately 5,800-square-foot free-standing condominium solely occupied by a federal entity. The single-tenant property in a coastal area of North Carolina is under contract for a total consideration of approximately $1.7 million. The Company acquired the property in February 2021.

Note 13 – Subsequent Events

The Company acquired an approximately 5,800-square-foot free-standing condominium solely occupied by a federal entity located in a coastal area of North Carolina for total consideration of approximately $1.7 million in February 2021 which was funded with $1.3 million of debt and $0.4 million of a preferred redeemable interest.

On February 26, 2021, our board of directors authorized a $.325 per share cash dividend for shareholders of record of the Company’s common stock as of March 15, 2021. David Sobelman, our president, founder and owner of approximately 39% of the Company’s common stock outstanding as of the record date, waived his right to receive a dividend for this period. The Company will also pay the Non-Controlling Redeemable Interest in the Operating Partnership $.325 per unit.

The board authorized the issuance of 14,000 shares to directors, officers and employees effective January 1, 2021 valued at $20.00 per share that will vest annually over 3 years.

Generation Income Properties Inc

Schedule III - Real Estate Properties and Accumulated Depreciation

December 31, 2020

				Costs Capitalized		Gross Value at
		Initial Costs		Subsequent To Acq.		Close of Period
Property Name	Encumbrances (1)	Land	Building & Improv	Land	Building & Improv	Land & Improv	Building & Improv	Total	Acc. Dep	Year Built	Year Acq.
7-11 – D.C.	$11,287,500	$—	$2,579,335	—	$—	$—	$2,579,335	$2,579,335	$(271,498)	2016	2017	(2)(5)
Starbucks – FL	11,287,500	1,138,023	2,251,152	—	—	1,138,023	2,251,152	3,389,175	(143,376)	2018	2018	(3)(5)
P&W – AL	11,287,500	760,881	6,962,169	—	—	760,881	6,962,169	7,723,050	(355,362)	2003	2018	(2)
Clearlake – FL	3,407,391	669,871	3,863,071	—	6,675	669,871	3,869,746	4,539,617	(168,233)	1998	2019	(4)
Walmer Ave. - VA	8,022,271	1,993,584	9,121,172	—	215,554	1,993,584	9,336,726	11,330,310	(488,432)	1989	2019	(4)(5)
Corporate Blvd. - VA	5,041,935	570,000	6,031,899	—	—	570,000	6,031,899	6,601,899	(259,711)	2007	2019	(4)(5)
Sherwin-Williams - FL	1,286,664	692,876	970,028	—	—	692,876	970,028	1,662,904	(2,695)	1947	2020	(4)

		$5,825,235	$31,778,826		$222,229	$5,825,235	$32,001,055	$37,826,290	$(1,689,307)

__________

1 - The $11.3 million loan encumbers the 7-11 DC property, the P&W – AL property and the Starbucks – FL property

2 - Estimated useful life for buildings is - 40 years

3 - Estimated useful life for buildings is - 50 years

4 - Estimated useful life for buildings is - 30 years

5 - Estimated useful life for tenant improvements is – 2 to 10 years

	Washington, DC 7-11	Tampa, FL Starbucks	Huntsville, AL P&W	Tampa, FL Sherwin	Cocoa, FL Walgreens	Norfolk, VA Walmer Ave.	Norfolk, VA Corp. Blvd	Total
Investments in real estate – 2020
Balance at beginning of period 1/01/2020	$2,700,352	$3,556,322	$8,367,335	$—	$4,831,172	$12,129,036	$7,215,190	$38,799,407
Additions during period:								—
Acquisitions				1,662,904	6,675	215,554	—	1,885,133
Capitalized leasing commissions				184,767	—	(13,268)	(15,599)	155,900
Capitalized tenant improvements				—	—	—	—	0
Balance at end of period 12/31/2020	$2,700,352	$3,556,322	$8,367,335	$1,847,671	$4,837,847	$12,331,322	$7,199,591	$40,840,440

Investments in real estate - 2019
Balance at beginning of period 1/01/2019	$2,700,352	$3,556,322	$8,367,335	$—	$—	$—	$—	$14,624,009
Additions during period:								—
Acquisitions					4,532,942	10,939,880	6,529,747	22,002,569
Capitalized leasing commissions					298,230	1,014,280	613,291	1,925,801
Capitalized tenant improvements					—	174,876	72,152	247,028
Balance at end of period 12/31/2019	$2,700,352	$3,556,322	$8,367,335		$4,831,172	$12,129,036	$7,215,190	$38,799,407

Item 8. Exhibits

Exhibit Number	Description

2.1	Articles of Amendment and Restatement of Generation Income Properties, Inc., incorporated by reference to Exhibit 2.1 of our Form 1-A/A filed on January 28, 2016

2.1.1	Articles of Amendment (incorporated by reference to Exhibit 2.1 to Form 1-U filed on October 9, 2020)

2.2	Bylaws of Generation Income Properties, Inc., incorporated by reference to Exhibit 2.2 of our Form 1-A filed on September 16, 2015

3.1	Second Amended and Restated Ownership Limit Waiver Agreement, incorporated by reference to Exhibit 3.5 of our Form 1-A POS filed on March 29, 2018

3.2	Form of Stock Certificate, incorporated by reference to Exhibit 3.3 of our Form 1-A filed on September 16, 2015

3.3	Amended and Restatement Agreement of Limited Partnership of Generation Income Properties, L.P., incorporated by reference to Exhibit 6.2 of our Form 1-A POS filed on March 29, 2018

6.1	Purchase and Sale Agreement (Manteo, NC), dated August 24, 2018, incorporated by reference to Exhibit 6.1 of our Form 1-U filed on August 20, 2019

6.2	First Amendment to Purchase Agreement (Manteo, NC), dated November 21, 2018, incorporated by reference to Exhibit 6.2 of our Form 1-U filed on August 20, 2019

6.3	Loan Agreement dated April 4, 2018 by and among Generation Income Properties, Inc. and American Momentum Bank. (Incorporated by reference to Exhibit 10.4 to Form S-11 filed on February 14, 2020)

6.3.1

First Amendment to Loan Agreement dated August 27, 2019 by and among Generation Income Properties, Inc. and American Momentum Bank. (Incorporated by reference to Exhibit 10.4.1 to Form S-11 filed on February 14, 2020)

6.4

Loan Agreement dated December 20, 2018 by and among Generation Income Properties, Inc., as borrower, David E. Sobelman, as guarantor, and American Momentum Bank. (Incorporated by reference to Exhibit 10.5 to Form S-11 filed on February 14, 2020)

6.5

Loan Agreement dated September 11, 2019 by and among Generation Income Properties, Inc., as borrower, David E. Sobelman, as guarantor, and American Momentum Bank. (Incorporated by reference to Exhibit 10.6 to Form S-11 filed on February 14, 2020)

6.6

Note, Deed of Trust, Assignment of Leases and Rents, and Related Loan Documents Assignment, Assumption and Modification Agreement dated September  30, 2019 by and among Riverside Crossing, L.C., as original borrower, GIPVA 130 Corporate Blvd, LLC, as new borrower, Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union, and James B. Mears, as trustee. (Incorporated by reference to Exhibit 10.7 to Form S-11 filed on February 14, 2020)

6.7

Commercial Loan Agreement dated September 30, 2019, between GIPVA 2510 Walmer Ave, LLC and Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union. (Incorporated by reference to Exhibit 10.8 to Form S-11 filed on February 14, 2020)

6.8

Limited Guaranty Agreement made by David E. Sobelman in favor of American Momentum Bank effective as of April 4, 2018 (Incorporated by reference to Exhibit 10.9 to Form S-11 filed on February 14, 2020)

6.9

Limited Guaranty Agreement made by David E. Sobelman in favor of American Momentum Bank effective as of December 20, 2018 (Incorporated by reference to Exhibit 10.10 to Form S-11 filed on February 14, 2020)

6.10

Limited Guaranty Agreement made by David E. Sobelman in favor of American Momentum Bank effective as of September 11, 2019 (Incorporated by reference to Exhibit 10.11 to Form S-11 filed on February 14, 2020)

Exhibit Number	Description

6.11

Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September  30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (Incorporated by reference to Exhibit 10.12 to Form S-11 filed on February 14, 2020)

6.12

Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September  30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (Incorporated by reference to Exhibit 10.13 to Form S-11 filed on February 14, 2020)

6.13	Form of Director Indemnification Agreement+ (Incorporated by reference to Exhibit 10.14 to Form S-11 filed on February 14, 2020)

6.14	Form of Director Restricted Stock Award Agreement+ (Incorporated by reference to Exhibit 10.15 to Form S-11 filed on February 14, 2020)

6.15	Employment Agreement with David E. Sobelman (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-11 filed on December 26, 2019)+

6.16	Employment Agreement with Richard Russell (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-11 filed on December 26, 2019)+

6.16.1	Amendment No. 1 to Employment Agreement with Richard Russell (filed herewith)+

6.17	$1.9 Million Secured Non-Convertible Promissory Note dated December 16, 2019 (incorporated by reference to Exhibit 6.1 of Form 1-U filed on December 19, 2019)

6.18	Security Agreement dated December 16, 2019 related to $1.9 Million Secured Non-Convertible Promissory Note (incorporated by reference to Exhibit 6.2 of Form 1-U filed on December 19, 2019)

6.19	Redemption Agreement by and between GIPAL JV 15091 SW ALABAMA 20, LLC and TC Huntsville, LLC dated December 18, 2019 (incorporated by reference to Exhibit 6.3 of Form 1-U filed on December 19, 2019)

6.20	Form of Officer Indemnification Agreement+ (Incorporated by reference to Exhibit 10.21 to Form S-11 filed on February 14, 2020)

6.21	Form of Officer and Director Indemnification Agreement+ (Incorporated by reference to Exhibit 10.22 to Form S-11 filed on February 14, 2020)

6.22

Property Management Agreement between 3 Properties LLC and Generation Income Properties Inc. (Walmer Avenue and Corporate Boulevard Properties) (Incorporated by reference to Exhibit 10.23 to Form S-11 filed on February 14, 2020)

6.23	Property Management Agreement between 3 Properties LLC and Generation Income Properties Inc. (Cocoa Property) (Incorporated by reference to Exhibit 10.24 to Form S-11 filed on February 14, 2020)

6.24

Property Management Agreement between 3 Properties LLC and Generation Income Properties Inc. (DC/Tampa/Alabama Properties) (Incorporated by reference to Exhibit 10.25 to Form S-11 filed on February 14, 2020)

6.25

Loan Agreement dated as of February 11, 2020 by and among GIPFL 1300 S DALE MABRY, LLC, GIPDC 3707 14TH ST, LLC and GIPAL JV 15091 SW ALABAMA 20, LLC, as borrowers, and DBR Investments Co. Limited (Incorporated by reference to Exhibit 10.26 to Form S-11 filed on February 14, 2020)

6.26

Guaranty of Recourse Obligations dated as of February 11, 2020 made by David Sobelman and Generation Income Properties, L.P. for the benefit of DBR Investments Co. Limited (Incorporated by reference to Exhibit 10.27 to Form S-11 filed on February 14, 2020)

Exhibit Number	Description

6.27

Contribution and Subscription Agreement, dated October 28, 2020, between Generation Income Properties, L.P. and GIP Fund 1, LLC (incorporated by reference to Exhibit 6.1 to Form 1-U dated October 30, 2020).

6.28	Limited Liability Company Agreement of GIPNC 201 Etheridge Road, LLC dated November 20, 2020 (filed herewith)

6.29	Second Amendment to Purchase and Sale Agreement (Manteo, NC), dated November 24, 2020 (filed herewith)

6.30	$1,275,000 Promissory Note with American Momentum Bank dated February 4, 2021 (filed herewith)

__________

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: March 12, 2021	By:	/s/ David Sobelman
		Name:	David Sobelman
		Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

/s/ David Sobelman	Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2021
David Sobelman

/s/ Richard Russell	Chief Financial Officer (Principal Accounting Officer	March 12, 2021
Richard Russell	Officer and Principal Financial Officer)

/s/ Benjamin Adams	Director	March 12, 2021
Benjamin Adams

/s/ Stuart Eisenberg	Director	March 12, 2021
Stuart Eisenberg

/s/ Betsy Peck	Director	March 12, 2021
Betsy Peck

/s/ Patrick Quilty	Director	March 12, 2021
Patrick Quilty